                                                                   EXHIBIT 99.02

INDEPENDENT AUDITORS' REPORT

     The Board of Directors and Stockholders
     Citigroup Inc.:

     We have audited the accompanying consolidated statement of financial position of Citigroup Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citigroup Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, in 2001 the Company changed its methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. Also, as discussed in Note 1 to the consolidated financial statements, in 1999 the Company changed its methods of accounting for insurance-related assessments, accounting for insurance and reinsurance contracts that do not transfer insurance risk, and accounting for the costs of start-up activities.

/s/ KPMG LLP

New York, New York
January 17, 2002, except as to notes 1, 3, 4, 15 and 21, which are as of November 20, 2002

CONSOLIDATED FINANCIAL STATEMENTS

CITIGROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                   --------------------------------------------
IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS                                      2001            2000             1999
-------------------------------------------------------------------------------------------------------------------------------
 REVENUES
 Loan interest, including fees                                                     $  39,588        $  37,319        $   32,950
 Other interest and dividends                                                         24,896           25,430            19,931
 Insurance premiums                                                                    3,450            3,236             3,467
 Commissions and fees                                                                 15,593           15,975            13,088
 Principal transactions                                                                5,544            5,981             5,160
 Asset management and administration fees                                              5,389            5,338             4,164
 Realized gains from sales of investments                                                237              760               429
 Other revenue                                                                         4,463            5,992             4,118
                                                                                   --------------------------------------------
 TOTAL REVENUES                                                                       99,160          100,031            83,307
 Interest expense                                                                     31,793           36,459            28,498
                                                                                   --------------------------------------------
 TOTAL REVENUES, NET OF INTEREST EXPENSE                                              67,367           63,572            54,809
                                                                                   --------------------------------------------

 BENEFITS, CLAIMS AND CREDIT LOSSES
 Policyholder benefits and claims                                                      3,520            3,127             2,753
 Provision for credit losses                                                           6,800            5,339             4,760
                                                                                   --------------------------------------------
 TOTAL BENEFITS, CLAIMS AND CREDIT LOSSES                                             10,320            8,466             7,513
                                                                                   --------------------------------------------

 OPERATING EXPENSES
 Non-insurance compensation and benefits                                              19,449           18,633            16,169
 Insurance underwriting, acquisition, and operating                                    1,115            1,277             1,325
 Restructuring-and merger-related items                                                  454              716               (53)
 Other operating expenses                                                             15,510           15,183            13,608
                                                                                   --------------------------------------------
 TOTAL OPERATING EXPENSES                                                             36,528           35,809            31,049
                                                                                   --------------------------------------------

 INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES,
   MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES                      20,519           19,297            16,247
 Provision for income taxes                                                            7,203            7,027             6,027
 Minority interest, net of income taxes                                                   87               39                27
                                                                                   --------------------------------------------

 INCOME FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES     13,229           12,231            10,193
                                                                                   --------------------------------------------

 DISCONTINUED OPERATIONS
 Income from discontinued operations                                                   1,378            1,786             1,680
 Provision for income taxes                                                              323              498               503
                                                                                   --------------------------------------------
 INCOME FROM DISCONTINUED OPERATIONS, NET                                              1,055            1,288             1,177
 CUMULATIVE EFFECT OF ACCOUNTING CHANGES, NET                                           (158)               -              (127)
                                                                                   --------------------------------------------
 NET INCOME                                                                        $  14,126        $  13,519        $   11,243
===============================================================================================================================
 BASIC EARNINGS PER SHARE
 Income from continuing operations                                                 $    2.61        $    2.43        $     2.02
 Income from discontinued operations, net                                               0.21             0.26              0.24
 Cumulative effect of accounting changes                                               (0.03)               -             (0.03)
                                                                                   --------------------------------------------
 NET INCOME                                                                        $    2.79        $    2.69        $     2.23
                                                                                   ============================================
 Weighted average common shares outstanding                                          5,031.7          4,977.0           4,979.2
===============================================================================================================================
 DILUTED EARNINGS PER SHARE
 Income from continuing operations                                                 $    2.55        $    2.37        $     1.96
 Income from discontinued operations, net                                               0.20             0.25              0.23
 Cumulative effect of accounting changes                                               (0.03)               -             (0.02)
                                                                                   --------------------------------------------
 NET INCOME                                                                        $    2.72        $    2.62        $     2.17
                                                                                   ============================================
 Adjusted weighted average common shares outstanding                                 5,147.0          5,122.2           5,127.8
===============================================================================================================================

See Notes to the Consolidated Financial Statements.

CITIGROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                                                                                             DECEMBER 31,
                                                                                                  -----------------------------
IN MILLIONS OF DOLLARS                                                                                2001(1)           2000(1)
-------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and due from banks (including segregated cash and other deposits)                           $    18,515       $    14,621
 Deposits at interest with banks                                                                       19,216            16,164
 Federal funds sold and securities borrowed or purchased under agreements to resell                   134,809           105,877
 Brokerage receivables                                                                                 35,155            25,696
 Trading account assets (including $36,351 and $30,502 pledged to creditors at
   December 31, 2001 and December 31, 2000, respectively)                                             144,904           132,513
 Investments (including $15,475 and $3,354 pledged to creditors at
   December 31, 2001 and December 31, 2000, respectively)                                             160,837           120,122
 Loans, net of unearned income
   Consumer                                                                                           248,201           228,879
   Corporate                                                                                          143,732           138,143
                                                                                                  -----------------------------
 Loans, net of unearned income                                                                        391,933           367,022
   Allowance for credit losses                                                                        (10,088)           (8,961)
                                                                                                  -----------------------------
 Total loans, net                                                                                     381,845           358,061
 Reinsurance recoverables                                                                              12,373            10,716
 Separate and variable accounts                                                                        25,569            24,947
 Other assets                                                                                         118,227            93,493
                                                                                                  -----------------------------
 TOTAL ASSETS                                                                                     $ 1,051,450       $   902,210
===============================================================================================================================
 LIABILITIES
   Non-interest-bearing deposits in U.S. offices                                                  $    23,054       $    21,694
   Interest-bearing deposits in U.S. offices                                                          110,388            58,913
   Non-interest-bearing deposits in offices outside the U.S.                                           18,779            13,811
   Interest-bearing  deposits in offices outside the U.S.                                             222,304           206,168
                                                                                                  -----------------------------
 Total deposits                                                                                       374,525           300,586
 Federal funds purchased and securities loaned or sold under agreements to repurchase                 153,511           110,625
 Brokerage payables                                                                                    32,891            15,882
 Trading account liabilities                                                                           80,543            85,107
 Contractholder funds and separate and variable accounts                                               48,932            44,884
 Insurance policy and claims reserves                                                                  49,294            44,666
 Investment banking and brokerage borrowings                                                           16,480            18,743
 Short-term borrowings                                                                                 24,461            51,675
 Long-term debt                                                                                       121,631           111,778
 Other liabilities                                                                                     60,810            47,138
-------------------------------------------------------------------------------------------------------------------------------
 Citigroup or subsidiary obligated mandatorily redeemable securities of
    subsidiary trusts holding solely junior subordinated debt securities of -- Parent                   4,850             2,300
                                                                            -- Subsidiary               2,275             2,620
-------------------------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES                                                                                    970,203           836,004
-------------------------------------------------------------------------------------------------------------------------------
 STOCKHOLDERS' EQUITY
 Preferred stock ($1.00 par value; authorized shares: 30 million), at aggregate liquidation value       1,525             1,745
 Common stock ($.01 par value; authorized shares: 15 billion),
   issued shares: 2001 - 5,477,416,254 SHARES and 2000 - 5,351,143,583 shares                              55                54
 Additional paid-in capital                                                                            23,196            16,504
 Retained earnings                                                                                     69,803            58,862
 Treasury stock, at cost: 2001 - 328,727,790 SHARES and 2000 - 328,921,189 shares                     (11,099)          (10,213)
 Accumulated other changes in equity from nonowner sources                                               (844)              123
 Unearned compensation                                                                                 (1,389)             (869)
                                                                                                  -----------------------------
 TOTAL STOCKHOLDERS' EQUITY                                                                            81,247            66,206
                                                                                                  -----------------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                       $ 1,051,450       $   902,210
===============================================================================================================================

(1) In accordance with GAAP, prior period information has not been restated to reflect TPC as a discontinued operation. See Note 3 to the Consolidated Financial Statements.

See Notes to the Consolidated Financial Statements.

CITIGROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                    YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------------------------------------
                                                                         AMOUNTS                               SHARES
                                                            ----------------------------------------------------------------------
IN MILLIONS OF DOLLARS, EXCEPT SHARES IN THOUSANDS            2001         2000        1999       2001         2000        1999
----------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK AT AGGREGATE LIQUIDATION VALUE
Balance, beginning of year                                  $  1,745     $  1,895    $  2,274       6,233        6,831       8,327
Redemption or retirement of preferred stock                     (250)        (150)       (379)       (500)        (598)     (1,496)
Other(1)                                                          30            -           -         117            -           -
                                                            ----------------------------------------------------------------------
Balance, end of year                                           1,525        1,745       1,895       5,850        6,233       6,831
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                    16,558       15,361      14,210   5,351,144    5,350,977   5,338,223
Employee benefit plans                                           228        1,119       1,036           -            -         381
Conversion of redeemable preferred stock to common stock           -            -         140           -            -      12,489
Other(2)                                                       6,465           78         (25)    126,272          167        (116)
                                                            ----------------------------------------------------------------------
Balance, end of year                                          23,251       16,558      15,361   5,477,416    5,351,144   5,350,977
----------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance, beginning of year                                    58,862       47,997      38,893
Net income                                                    14,126       13,519      11,243
Common dividends                                              (3,075)      (2,535)     (1,990)
Preferred dividends                                             (110)        (119)       (149)
                                                            ---------------------------------
Balance, end of year                                          69,803       58,862      47,997
---------------------------------------------------------------------------------------------
TREASURY STOCK, AT COST
Balance, beginning of year                                   (10,213)      (7,662)     (4,829)   (328,922)    (326,918)   (288,935)
Issuance of shares pursuant to employee benefit plans          1,980        1,465       1,116      59,681       83,601      78,469
Treasury stock acquired                                       (3,045)      (4,066)     (3,954)    (64,184)     (87,149)   (116,697)
Other                                                            179           50           5       4,697        1,544         245
                                                            ----------------------------------------------------------------------
Balance, end of year                                         (11,099)     (10,213)     (7,662)   (328,728)    (328,922)   (326,918)
----------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER CHANGES IN EQUITY FROM NONOWNER SOURCES
Balance, beginning of year                                       123        1,155         984
Cumulative effect of accounting changes, after-tax(3)            118            -           -
Net change in unrealized gains and losses
  on investment securities, after-tax                           (222)        (674)        214
Net change for cash flow hedges, after-tax                       171            -           -
Net change in foreign currency translation adjustment,
  after-tax                                                   (1,034)        (358)        (43)
                                                            ---------------------------------
Balance, end of year                                            (844)         123       1,155
----------------------------------------------------------------------------------------------------------------------------------
UNEARNED COMPENSATION
Balance, beginning of year                                      (869)        (456)       (497)
Net issuance of restricted stock                              (1,133)      (1,055)       (380)
Restricted stock amortization                                    613          642         421
                                                            ---------------------------------
Balance, end of year                                          (1,389)        (869)       (456)
---------------------------------------------------------------------------------------------
TOTAL COMMON STOCKHOLDERS' EQUITY
  AND COMMON SHARES OUTSTANDING                               79,722       64,461      56,395   5,148,688    5,022,222   5,024,059
----------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                  $ 81,247     $ 66,206    $ 58,290
==================================================================================================================================
SUMMARY OF CHANGES IN EQUITY FROM NONOWNER SOURCES
Net income                                                  $ 14,126     $ 13,519    $ 11,243
Other changes in equity from nonowner sources, after-tax        (967)      (1,032)        171
                                                            ---------------------------------
TOTAL CHANGES IN EQUITY FROM NONOWNER SOURCES               $ 13,159     $ 12,487    $ 11,414
==================================================================================================================================

(1) Represents shares previously held by affiliates that have subsequently been traded on the open market to third parties.
(2) In 2001, primarily includes $6.5 billion for the issuance of shares to effect the Banamex acquisition.
(3) Refers to the adoption of SFAS 133 and the adoption of EITF 99-20 in 2001, resulting in increases to equity from nonowner sources of $25 million and $93 million, respectively.

See Notes to the Consolidated Financial Statements.

CITIGROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------------------
IN MILLIONS OF DOLLARS                                                               2001              2000             1999
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS
NET INCOME                                                                        $   14,126        $  13,519        $   11,243
     INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX                                   1,055            1,288             1,177
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                            (158)               -              (127)
                                                                                  ---------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                     13,229           12,231            10,193
Adjustments to reconcile net income to net cash provided by
  operating activities of continuing operations
     Amortization of deferred policy acquisition costs and value of insurance
       in force                                                                          400              378               353
     Additions to deferred policy acquisition costs                                     (853)            (799)             (695)
     Depreciation and amortization                                                     2,289            2,526             2,153
     Deferred tax provision                                                            1,003            1,370               386
     Provision for credit losses                                                       6,800            5,339             4,760
     Change in trading account assets                                                (11,843)         (25,443)            9,928
     Change in trading account liabilities                                            (4,503)          (5,284)           (3,826)
     Change in federal funds sold and securities borrowed or purchased under
     agreements to resell                                                            (28,932)           6,778           (17,824)
     Change in federal funds purchased and securities loaned or sold
       under agreements to repurchase                                                 39,943           17,554            12,044
     Change in brokerage receivables net of brokerage payables                         7,550           (1,033)           (4,926)
     Change in insurance policy and claims reserves                                    1,446              859               (56)
     Net gains from sales of investments                                                (237)            (760)             (429)
     Venture capital activity                                                            888           (1,044)             (863)
     Restructuring-related items and merger-related costs                                454              716               (53)
     Other, net                                                                         (873)         (10,510)              585
                                                                                  ---------------------------------------------
TOTAL ADJUSTMENTS                                                                     13,532           (9,353)            1,537
                                                                                  ---------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS                    26,761            2,878            11,730
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Change in deposits at interest with banks                                             (3,052)          (3,898)             (573)
Change in loans                                                                      (34,787)         (82,985)         (120,970)
Proceeds from sales of loans                                                          26,470           32,580            94,677
Purchases of investments                                                            (436,461)         (87,251)          (80,541)
Proceeds from sales of investments                                                   388,127           52,029            38,660
Proceeds from maturities of investments                                               28,601           32,906            33,616
Other investments, primarily short-term, net                                            (400)          (1,444)            2,750
Capital expenditures on premises and equipment                                        (1,709)          (2,167)           (1,750)
Proceeds from sales of premises and equipment, subsidiaries and affiliates, and
  repossessed assets                                                                   1,789            1,220             3,437
Business acquisitions                                                                 (7,067)          (8,545)           (6,321)
                                                                                  ---------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES OF CONTINUING OPERATIONS                       (38,489)         (67,555)          (37,015)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Dividends paid                                                                        (3,185)          (2,654)           (2,139)
Issuance of common stock                                                                 875              958               758
Issuance of mandatorily redeemable securities of subsidiary trusts                         -                -               600
Issuance of mandatorily redeemable securities of parent trusts                         2,550                -                 -
Redemption of mandatorily redeemable securities of subsidiary trusts                    (345)               -                 -
Redemption of preferred stock, net                                                      (220)            (150)             (388)
Treasury stock acquired                                                               (3,045)          (4,066)           (3,954)
Stock tendered for payment of withholding taxes                                         (506)            (593)             (496)
Issuance of long-term debt                                                            43,735           43,527            18,537
Payments and redemptions of long-term debt                                           (35,299)         (22,325)          (18,435)
Change in deposits                                                                    39,398           39,013            32,160
Change in short-term borrowings and investment banking and brokerage borrowings      (30,931)           8,680              (580)
Contractholder fund deposits                                                           8,363            6,077             5,933
Contractholder fund withdrawals                                                       (5,486)          (4,758)           (5,028)
                                                                                  ---------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS                    15,904           63,709            26,968
                                                                                  ---------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                            (323)            (530)              (98)
-------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS                                    41              141                (7)
-------------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND DUE FROM BANKS                                                      3,894           (1,357)            1,578
CASH AND DUE FROM BANKS AT BEGINNING OF PERIOD                                        14,621           15,978            14,400
                                                                                  ---------------------------------------------
CASH AND DUE FROM BANKS AT END OF PERIOD                                          $   18,515        $  14,621        $   15,978
===============================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION FOR CONTINUING OPERATIONS
Cash paid during the period for income taxes                                      $    2,085        $   5,047        $    3,968
Cash paid during the period for interest                                          $   32,711        $  34,790        $   27,337
NON-CASH INVESTING ACTIVITIES
Transfers to repossessed assets                                                   $      445        $     820        $      862
Non-cash effects of accounting for the conversion of investments in Nikko
 Securities Co., Ltd.                                                                      -              702                 -
===============================================================================================================================

See Notes to the Consolidated Financial Statements.

CITIGROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Citigroup and its subsidiaries (the Company). Twenty-to-fifty percent-owned affiliates, other than investments of designated venture capital subsidiaries, are accounted for under the equity method, and the pro rata share of their income (loss) is included in other income. Income from investments in less than twenty percent-owned companies is generally recognized when dividends are received. Gains and losses on disposition of branches, subsidiaries, affiliates, and other investments and charges for management's estimate of impairment in their value that is other than temporary, such that recovery of the carrying amount is deemed unlikely, are included in other income. On July 1, 2001 the Company adopted the provisions of Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," (SFAS 141) and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," SFAS 142 as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. Goodwill related to purchase acquisitions completed prior to June 30, 2001 is amortized on a straight-line basis over its estimated useful life through the end of the year, while goodwill related to purchase acquisitions completed after June 30, 2001, principally Banamex and EAB (as described in Note 2 to the Consolidated Financial Statements), is not amortized. On January 1, 2002, Citigroup adopted the remaining provisions of SFAS 142 under which goodwill and intangible assets deemed to have indefinite useful lives will no longer be amortized, but will be subject to annual impairment tests. See Future Application of Accounting Standards in Note 1 to the Consolidated Financial Statements. Other intangible assets are amortized over their estimated useful lives, subject to periodic review for impairment that is other than temporary. Prior to the adoption of SFAS 141 and SFAS 142, if it was determined that enterprise level goodwill was unlikely to be recovered, impairment was measured on a discounted cash-flow basis. The Company recognizes a gain or loss in the Consolidated Statement of Income when a subsidiary issues its own stock to a third party at a price higher or lower than the Company's proportionate carrying amount.

     On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in Travelers Property Casualty Corp. (TPC) (an indirect wholly-owned subsidiary of Citigroup on December 31, 2001). Following the distribution, Citigroup began reporting TPC separately as discontinued operations in the Company's Consolidated Statements of Income and Cash Flows for all periods presented. In accordance with GAAP, the Consolidated Statement of Financial Position has not been restated. See Note 3 to the Consolidated Financial Statements for additional discussion of discontinued operations.

     Certain amounts in prior years have been reclassified to conform to the current year's presentation.

     FOREIGN CURRENCY TRANSLATION. Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates. Revenues and expenses are translated monthly at amounts which approximate weighted average exchange rates, with resulting gains and losses included in income. The effects of translating operations with a functional currency other than the U.S. dollar are included in stockholders' equity along with related hedge and tax effects. The effects of translating operations with the U.S. dollar as the functional currency, including those in highly inflationary environments, are included in other income along with related hedge effects. Hedges of foreign currency exposures include forward currency contracts and designated issues of non-U.S. dollar debt.

     USE OF ESTIMATES. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH FLOWS. Cash equivalents are defined as those amounts included in cash and due from banks. Cash flows from risk management activities are classified in the same category as the related assets and liabilities.

     INVESTMENTS. Investments include fixed maturity and equity securities. Fixed maturities include bonds, notes and redeemable preferred stocks, as well as certain loan-backed and structured securities subject to prepayment risk. Equity securities include common and non-redeemable preferred stocks. Fixed maturities classified as "held to maturity" represent securities that the Company has both the ability and the intent to hold until maturity and are carried at amortized cost. Fixed maturity securities classified as "available-for-sale" and marketable equity securities are carried at fair values, based primarily on quoted market prices or if quoted market prices are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment, with unrealized gains and losses and related hedge effects reported in a separate component of stockholders' equity, net of applicable income taxes. Declines in fair value that are determined to be other than temporary are charged to earnings. Accrual of income is suspended on fixed maturities that are in default, or on which it is likely that future interest payments will not be made as scheduled. Fixed maturities subject to prepayment risk are accounted for using the retrospective method, where the principal amortization and effective yield are recalculated each period based on actual historical and projected future cash flows. Realized gains and losses on sales of investments are included in earnings on a specific identified cost basis.

     Citigroup's venture capital subsidiaries include subsidiaries registered as Small Business Investment Companies and other subsidiaries that engage exclusively in venture capital activities. Venture capital investments are carried at fair value, with changes in fair value recognized in other income. The fair values of publicly-traded securities held by these subsidiaries are generally based upon quoted market prices. In certain situations, including thinly-traded securities, large-block holdings, restricted shares or other special situations, the quoted market price is adjusted to produce an estimate of the attainable fair value for the securities. For securities held by these subsidiaries that are not publicly traded, estimates of fair value are made based upon review of the investee's financial results, condition, and prospects, together with comparisons to similar companies for which quoted market prices are available.

     SECURITIES BORROWED AND SECURITIES LOANED are recorded at the amount of cash advanced or received. With respect to securities loaned, the Company receives cash collateral in an amount in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis with additional collateral obtained as necessary. Interest received or paid is recorded in interest income or interest expense.

     REPURCHASE AND RESALE AGREEMENTS are treated as collateralized financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold, including accrued interest, as specified in the respective agreements. The Company's policy is to take possession of securities purchased under agreements to resell. The market value of securities to be repurchased and resold is monitored, and additional collateral is obtained where appropriate to protect against credit exposure.

     TRADING ACCOUNT ASSETS AND LIABILITIES include securities, commodities and derivatives and are recorded at either market value or, when market prices are not readily available, fair value, which is determined under an alternative approach, such as matrix or model pricing. Obligations to deliver securities sold but not yet purchased are also valued at market and included in trading account liabilities. The determination of market or fair value considers various factors, including: closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants and derivatives; price activity for equivalent or synthetic instruments; counterparty credit quality; the potential impact on market prices or fair value of liquidating the Company's positions in an orderly manner over a reasonable period of time under current market conditions; and derivatives transaction maintenance costs during that period. Interest expense on trading account liabilities is reported as a reduction of interest revenues.

     Commodities include physical quantities of commodities involving future settlement or delivery, and related gains or losses are reported as principal transactions.

     Derivatives used for trading purposes include interest rate, currency, equity, credit, and commodity swap agreements, options, caps and floors, warrants, and financial and commodity futures and forward contracts. The fair value of derivatives is determined based upon liquid market prices evidenced by exchange traded prices, broker-dealer quotations or prices of other transactions with similarly rated counterparties. The fair value includes an adjustment for individual counterparty credit risk and other adjustments, as appropriate, to reflect liquidity and ongoing servicing costs. The fair values (unrealized gains and losses) associated with derivatives are reported net by counterparty, provided a legally enforceable master netting agreement exists, and are netted across products and against cash collateral when such provisions are stated in the master netting agreement. Derivatives in a net receivable position, as well as options owned and warrants held, are reported as trading account assets. Similarly, derivatives in a net payable position, as well as options written and warrants issued, are reported as trading account liabilities. Revenues generated from derivative instruments used for trading purposes are reported as principal transactions and include realized gains and losses as well as unrealized gains and losses resulting from changes in the market or fair value of such instruments.

     COMMISSIONS, UNDERWRITING AND PRINCIPAL TRANSACTIONS revenues and related expenses are recognized in income on a trade date basis.

     CONSUMER LOANS includes loans managed by the Global Consumer business and PRIVATE BANK. Consumer loans are generally written off not later than a predetermined number of days past due primarily on a contractual basis, or earlier in the event of bankruptcy. The number of days is set at an appropriate level by loan product and by country. The policy for suspending accruals of interest on consumer loans varies depending on the terms, security and loan loss experience characteristics of each product, and in consideration of write-off criteria in place.

     CORPORATE LOANS represent loans managed by GCIB, Global Investment Management's LIFE INSURANCE AND ANNUITIES business and Proprietary Investment Activities. Corporate loans are identified as impaired and placed on a cash (nonaccrual) basis when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due for 90 days or more, except when the loan is well secured and in the process of collection. Any interest accrued is reversed and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectibility of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan. Impaired corporate loans are written down to the extent that principal is judged to be uncollectible. Impaired collateral-dependent loans where repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment are written down to the lower of cost or collateral value. Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

     LEASE FINANCING TRANSACTIONS. Loans include the Company's share of aggregate rentals on lease financing transactions and residual values net of related unearned income. Lease financing transactions substantially represent direct financing leases and also include leveraged leases. Unearned income is amortized under a method which results in an approximate level rate of return when related to the unrecovered lease investment. Gains and losses from sales of residual values of leased equipment are included in other income.

     SECURITIZATIONS primarily include sales of credit card receivables, mortgages and home equity loans.

     Revenue on securitized credit card receivables is recorded monthly as earned over the term of each securitization transaction, which may range up to 12 years. The revolving nature of the receivables sold and the monthly recognition of revenue result in a pattern of recognition that is similar to the pattern that would be experienced if the receivables had not been sold.

     Net revenue on securitized credit card receivables is collected over the life of each sale transaction. The net revenue is based upon the sum of finance charges and fees received from cardholders and interchange revenue earned on cardholder transactions, less the sum of the yield paid to investors, credit losses, transaction costs, and a contractual servicing fee, which is also retained by certain Citigroup subsidiaries as servicers.

     The Company retains a seller's interest in the credit card receivables transferred to the trust, which is not in securitized form. Accordingly, the seller's interest is carried on a historical cost basis and classified as consumer loans. Retained interests in securitized mortgage loans are classified as investments.

     Servicing rights retained in the securitization of mortgage and home equity loans are measured by allocating the carrying value of the loans between the assets sold and the interest retained, based on the relative fair value at the date of the securitization. The fair market values are determined using either financial models, quoted market prices or sales of similar assets. Gain or loss on the sale of mortgage loans is recognized at the time of the securitizations. Mortgage servicing assets are amortized over the expected life of the loan and are evaluated periodically for impairment.

     LOANS HELD FOR SALE. Credit card and other receivables and mortgage loans originated for sale are classified as loans held for sale, which are accounted for at the lower of cost or market value in other assets with net credit losses charged to other income.

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     ALLOWANCE FOR CREDIT LOSSES represents management's estimate of probable losses inherent in the portfolio. Attribution of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable credit losses inherent in the portfolio including unfunded commitments. Additions to the allowance are made by means of the provision for credit losses. Credit losses are deducted from the allowance, and subsequent recoveries are added. Securities received in exchange for loan claims in debt restructurings are initially recorded at fair value, with any gain or loss reflected as a recovery or charge-off to the allowance, and are subsequently accounted for as securities available-for-sale.

     Larger-balance, non-homogenous exposures representing significant individual credit exposures are evaluated based upon the borrower's overall financial condition, resources, and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. The allowance for credit losses attributed to these loans is established via a process which begins with estimates of probable loss inherent in the portfolio based upon various statistical analyses. These analyses consider historical and projected default rates and loss severities; internal risk ratings; geographic, industry, and other environmental factors; and model imprecision. Management also considers overall portfolio indicators including trends in internally risk-rated exposures, classified exposures, cash-basis loans, and historical and forecasted write-offs; and a review of industry, geographic, and portfolio concentrations, including current developments within those segments. In addition, management considers the current business strategy and credit process, including credit limit setting and compliance, credit approvals, loan underwriting criteria, and loan workout procedures. Within the allowance for credit losses, a valuation allowance is maintained for larger-balance, non-homogenous loans that have been individually determined to be impaired. This estimate considers all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan's contractual effective rate, the secondary market value of the loan and the fair value of collateral.

     Each portfolio of smaller-balance, homogenous loans, including consumer mortgage, installment, revolving credit and most other consumer loans, is collectively evaluated for impairment. The allowance for credit losses attributed to these loans is established via a process that begins with estimates of probable losses inherent in the portfolio, based upon various statistical analyses. These include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with analyses that reflect current trends and conditions. Management also considers overall portfolio indicators including historical credit losses, delinquent, non-performing and classified loans, and trends in volumes and terms of loans; an evaluation of overall credit quality and the credit process, including lending policies and procedures; consideration of economic, geographical, product, and other environmental factors; and model imprecision.

     This evaluation includes an assessment of the ability of borrowers with foreign currency obligations to obtain the foreign exchange necessary for orderly debt servicing.

     REPOSSESSED ASSETS. Upon repossession, loans are adjusted, if necessary, to the estimated fair value of the underlying collateral and transferred to Repossessed Assets, which is reported in other assets net of a valuation allowance for selling costs and net declines in value as appropriate.

     RISK MANAGEMENT ACTIVITIES - DERIVATIVES USED FOR NON-TRADING PURPOSES. The Company manages its exposures to market rate movements outside of its trading activities by modifying the asset and liability mix, either directly or through the use of derivative financial products including interest rate swaps, futures, forwards, and purchased option positions such as interest rate caps, floors, and collars as well as foreign exchange contracts. These end-user derivatives are carried at fair value in other assets or other liabilities.

     To qualify as a hedge, the hedge relationship is designated and formally documented at inception detailing the particular risk management objective and strategy for the hedge which includes the item and risk that is being hedged, the derivative that is being used, as well as how effectiveness is being assessed. A derivative must be highly effective in accomplishing the objective of offsetting either changes in fair value or cash flows for the risk being hedged. The effectiveness of these hedging relationships is evaluated on a retrospective and prospective basis using quantitative measures of correlation. If a hedge relationship is found to be ineffective, it no longer qualifies as a hedge and any excess gains or losses attributable to such ineffectiveness, as well as subsequent changes in fair value, are recognized in other income.

     The foregoing criteria are applied on a decentralized basis, consistent with the level at which market risk is managed, but are subject to various limits and controls. The underlying asset, liability, firm commitment or forecasted transaction may be an individual item or a portfolio of similar items.

     For fair value hedges, in which derivatives hedge the fair value of assets, liabilities or firm commitments, changes in the fair value of derivatives are reflected in other income, together with changes in the fair value of the related hedged item. The net amount, representing hedge ineffectiveness, is reflected in current earnings. Citigroup's fair value hedges are primarily the hedges of fixed-rate long-term debt, loans and available-for-sale securities.

     For cash flow hedges, in which derivatives hedge the variability of cash flows related to floating rate assets, liabilities or forecasted transactions, the accounting treatment depends on the effectiveness of the hedge. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives' fair value will not be included in current earnings but are reported as other changes in stockholders' equity from nonowner sources. These changes in fair value will be included in earnings of future periods when earnings are also affected by the variability of the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in other income. Citigroup's cash flow hedges primarily include hedges of floating rate credit card receivables and loans, rollovers of commercial paper and foreign currency denominated funding. Cash flow hedges also include hedges of certain forecasted transactions up to a maximum tenor of 30 years, although a substantial majority of the maturities is under five years.

     For net investment hedges, in which derivatives hedge the foreign currency exposure of a net investment in a foreign operation, the accounting treatment will similarly depend on the effectiveness of the hedge. The effective portion of the change in fair value of the derivative, including any forward premium or discount, is reflected in other changes in stockholders' equity from nonowner sources as part of the foreign currency translation adjustment.

     Non-trading derivatives that are either hedging instruments that are carried at fair value or do not qualify as hedges are also carried at fair value with changes in value included either as an element of the yield or return on the hedged item or in other income.

     For those hedge relationships that are terminated, hedge designations that are removed, or forecasted transactions that are no longer expected to occur, the hedge accounting treatment described in the paragraphs above is no longer applied. The end-user derivative is terminated or transferred to the trading account. For fair value hedges,

8
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any changes to the hedged item remain as part of the basis of the asset or liability and are ultimately reflected as an element of the yield. For cash flow hedges, any changes in fair value of the end-user derivative remain in other changes in stockholders' equity from nonowner sources and are included in earnings of future periods when earnings are also affected by the variability of the hedged cash flow. If the hedged relationship was discontinued or a forecasted transaction is not expected to occur when scheduled, any changes in fair value of the end-user derivative are immediately reflected in other income.

     Prior to the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), on January 1, 2001 (see Accounting Changes below), end-user derivatives designated in qualifying hedges were accounted for consistent with the risk management strategy as follows. Amounts payable and receivable on interest rate swaps and options were accrued according to the contractual terms and included in the related revenue and expense category as an element of the yield on the associated instrument (including the amortization of option premiums). Amounts paid or received over the life of futures contracts were deferred until the contract is closed; accumulated deferred amounts on futures contracts and amounts paid or received at settlement of forward contracts were accounted for as elements of the carrying value of the associated instrument, affecting the resulting yield. End-user contracts related to instruments carried at fair value were also carried at fair value, with amounts payable and receivable accounted for as an element of the yield on the associated instrument. When related to securities available-for-sale, fair value adjustments were reported in stockholders' equity, net of tax.

     If an end-user derivative contract was terminated, any resulting gain or loss was deferred and amortized over the original term of the agreement provided that the effectiveness criteria had been met. If the underlying designated items were no longer held, or if an anticipated transaction was no longer likely to occur, any previously unrecognized gain or loss on the derivative contract was recognized in earnings and the contract was accounted for at fair value with subsequent changes recognized in earnings.

     Foreign exchange contracts which qualified as hedges of foreign currency exposures, including net capital investments outside the U.S., were revalued at the spot rate with any forward premium or discount recognized over the life of the contract in interest revenue or interest expense. Gains and losses on foreign exchange contracts which qualified as a hedge of a firm commitment were deferred and recognized as part of the measurement of the related transaction, unless deferral of a loss would have led to recognizing losses on the transaction in later periods.

     INSURANCE PREMIUMS from long-duration contracts, principally life insurance, are earned when due. Premiums from short-duration insurance contracts are earned over the related contract period. Short-duration contracts include primarily property and casualty, including estimated ultimate premiums on retrospectively rated policies, and credit life and accident and health policies.

     VALUE OF INSURANCE IN FORCE, included in other assets, represents the actuarially determined present value of anticipated profits to be realized from life and accident and health business on insurance in force at the date of the Company's acquisition of its insurance subsidiaries using the same assumptions that were used for computing related liabilities where appropriate. The value of insurance in force acquired prior to December 31, 1993 is amortized over the premium paying periods in relation to anticipated premiums. The value of insurance in force relating to the 1993 acquisition of The Travelers Corporation was the actuarially determined present value of the projected future profits discounted at interest rates ranging from 14% to 18% for the business acquired. The value of insurance in force is amortized over the contract period using current interest crediting rates to accrete interest and using amortization methods based on the specified products. Traditional life insurance is amortized over the period of anticipated premiums; universal life in relation to estimated gross profits; and annuity contracts employing a level yield method. The value of insurance in force is reviewed periodically for recoverability to determine if any adjustment is required.

     DEFERRED POLICY ACQUISITION COSTS, included in other assets, for the life insurance business represent the costs of acquiring new business, principally commissions, certain underwriting and agency expenses and the cost of issuing policies. Deferred policy acquisition costs for the traditional life business are amortized over the premium-paying periods of the related policies, in proportion to the ratio of the annual premium revenue to the total anticipated premium revenue. Deferred policy acquisition costs of other business lines are generally amortized over the life of the insurance contract or at a constant rate based upon the present value of estimated gross profits expected to be realized. For certain property and casualty lines, acquisition costs (primarily commissions and premium taxes) have been deferred to the extent recoverable from future earned premiums and are amortized ratably over the terms of the related policies. Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income, and, if not recoverable, are charged to expense. All other acquisition expenses are charged to operations as incurred.

     SEPARATE AND VARIABLE ACCOUNTS primarily represent funds for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholders. Each account has specific investment objectives. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company. The assets of these accounts are generally carried at market value. Amounts assessed to the contractholders for management services are included in revenues. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and related liability increases are excluded from benefits and expenses.

     INSURANCE POLICY AND CLAIMS RESERVES represent liabilities for future insurance policy benefits. Insurance reserves for traditional life insurance, annuities, and accident and health policies have been computed based upon mortality, morbidity, persistency and interest rate assumptions (ranging from 2.5% to 8.1%) applicable to these coverages, including adverse deviation. These assumptions consider Company experience and industry standards and may be revised if it is determined that future experience will differ substantially from that previously assumed. Property-casualty reserves include (1) unearned premiums representing the unexpired portion of policy premiums, and (2) estimated provisions for both reported and unreported claims incurred and related expenses. The reserves are adjusted regularly based on experience.

     In determining insurance policy and claims reserves, the Company performs a continuing review of its overall position, its reserving techniques and its reinsurance. The reserves are also reviewed periodically by a qualified actuary employed by the Company. Reserves for property-casualty insurance losses represent the estimated ultimate cost of all incurred claims and claim adjustment expenses. Since the reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of operations in the period in which the estimates are changed. Such changes may be material to the results of operations and could occur in a future period.

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     CONTRACTHOLDER FUNDS represent receipts from the issuance of universal life, pension investment and certain individual annuity contracts. Such receipts are considered deposits on investment contracts that do not have substantial mortality or morbidity risk. Account balances are increased by deposits received and interest credited and are reduced by withdrawals, mortality charges and administrative expenses charged to the contractholders. Calculations of contractholder account balances for investment contracts reflect lapse, withdrawal and interest rate assumptions (ranging from 1.9% to 14.0%) based on contract provisions, the Company's experience and industry standards. Contractholder funds also include other funds that policyholders leave on deposit with the Company.

     EMPLOYEE BENEFITS EXPENSE includes prior and current service costs of pension and other postretirement benefit plans, which are accrued on a current basis, contributions and unrestricted awards under other employee plans, the amortization of restricted stock awards, and costs of other employee benefits. There are no charges to earnings upon the grant or exercise of fixed stock options or the subscription for or purchase of stock under stock purchase agreements. Compensation expense related to performance-based stock options granted in prior periods was recorded over the periods to the vesting dates. Upon issuance of previously unissued shares under employee plans, proceeds received in excess of par value are credited to additional paid-in capital. Upon issuance of treasury shares, the difference between the proceeds received and the average cost of treasury shares is recorded in additional paid-in capital.

     INCOME TAXES. Deferred taxes are recorded for the future tax consequences of events that have been recognized in the financial statements or tax returns, based upon enacted tax laws and rates. Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. The Company and its wholly owned domestic non-life insurance subsidiaries file a consolidated Federal income tax return. The major life insurance subsidiaries are included in their own consolidated Federal income tax return. Associates filed separate consolidated Federal income tax returns prior to the merger.

     EARNINGS PER COMMON SHARE is computed after recognition of preferred stock dividend requirements. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period, excluding restricted stock. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and has been computed after giving consideration to the weighted average dilutive effect of the Company's convertible securities, common stock warrants, stock options and the shares issued under the Company's Capital Accumulation Plan and other restricted stock plans.

ACCOUNTING CHANGES

     ADOPTION OF EITF 99-20. During the second quarter of 2001, the Company adopted Emerging Issues Task Force (EITF) Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" (EITF 99-20). EITF 99-20 provides new guidance regarding income recognition and identification and determination of impairment on certain asset-backed securities. The initial adoption resulted in a cumulative adjustment of $116 million after-tax, recorded as a charge to earnings, and an increase of $93 million included in other changes in stockholders' equity from nonowner sources.

     DERIVATIVES AND HEDGE ACCOUNTING. On January 1, 2001, Citigroup adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." These new rules changed the accounting treatment of derivative contracts (including foreign exchange contracts) that are employed to manage risk outside of Citigroup's trading activities, as well as certain derivative instruments embedded in other contracts. SFAS 133 requires that all derivatives be recorded on the balance sheet at their fair value. The treatment of changes in the fair value of derivatives depends on the character of the transaction, including whether it has been designated and qualifies as part of a hedging relationship. The majority of Citigroup's derivatives are entered into for trading purposes and were not impacted by the adoption of SFAS 133. The cumulative effect of adopting SFAS 133 at January 1, 2001 was an after-tax charge of $42 million included in net income and an increase of $25 million included in other changes in stockholders' equity from nonowner sources.

     BUSINESS COMBINATIONS. Effective July 1, 2001, the Company adopted the provisions of SFAS No. 141, "Business Combinations," and certain provisions of SFAS 142, "Goodwill and Other Intangible Assets" as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The new rules require that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. The nonamortization provisions of the new rules affecting goodwill and intangible assets deemed to have indefinite lives are effective for all purchase business combinations completed after June 30, 2001.

     INSURANCE-RELATED ASSESSMENTS. During the first quarter of 1999, the Company adopted Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, how to measure that liability, and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. The initial adoption resulted in a cumulative adjustment recorded as a charge to earnings of $135 million after-tax and minority interest.

     DEPOSIT ACCOUNTING. During the first quarter of 1999, the Company adopted SOP 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk." SOP 98-7 provides guidance on how to account for insurance and reinsurance contracts that do not transfer insurance risk and applies to all entities and all such contracts, except for long-duration life and health insurance contracts. The method used to account for such contracts is referred to as deposit accounting. The initial adoption resulted in a cumulative adjustment recorded as a credit to earnings of $23 million after-tax and minority interest.

     START-UP COSTS. During the first quarter of 1999, the Company adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The initial adoption resulted in a cumulative adjustment recorded as a charge to earnings of $15 million after-tax.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

BUSINESS COMBINATIONS, GOODWILL AND OTHER INTANGIBLE ASSETS
     On January 1, 2002, Citigroup adopted the remaining provisions of SFAS 142, when the rules became effective for calendar year companies. Under the new rules, effective January 1, 2002, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

     Based on current levels of goodwill and an evaluation of the Company's intangible assets, which determined that certain intangible assets should be reclassified as goodwill and identified as other intangible assets that have indefinite lives, the nonamortization provisions of the new standards will reduce other expense by approximately $610 million and increase net income by approximately $480 million in 2002.

     During 2002, the Company will perform the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. It is not expected that the adoption of the remaining provisions of SFAS 142 will have a material effect on the financial statements as a result of these impairment tests.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS
     In September 2000, FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125" (SFAS 140). In July 2001, FASB issued Technical Bulletin No. 01-1, "Effective Date for Certain Financial Institutions of Certain Provisions of Statement 140 Related to the Isolation of Transferred Assets."

     Certain provisions of SFAS 140 require that the structure for transfers of financial assets to certain securitization vehicles be modified to comply with revised isolation guidance for institutions subject to receivership by the Federal Deposit Insurance Corporation. These provisions are effective for transfers taking place after December 31, 2001, with an additional transition period ending no later than September 30, 2006 for transfers to certain master trusts. It is not expected that these provisions will materially affect the financial statements. SFAS 140 also provides revised guidance for an entity to be considered a qualifying special purpose entity.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS
     On January 1, 2002, Citigroup adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144), when the rule became effective for calendar year companies. SFAS 144 establishes additional criteria as compared to existing generally accepted accounting principles to determine when a long-lived asset is held for sale. It also broadens the definition of "discontinued operations," but does not allow for the accrual of future operating losses, as was previously permitted. The provisions of the new standard are generally to be applied prospectively.

2.   BUSINESS DEVELOPMENTS

ACQUISITION OF BANAMEX

In August 2001, Citicorp completed its acquisition of Grupo Financiero Banamex-Accival (Banamex), a leading Mexican financial institution, for approximately $12.5 billion in cash and Citigroup stock. On September 24, 2001, Citicorp became the holder of 100% of the issued and outstanding ordinary shares of Banamex following a share redemption by Banamex. Banamex's and Citicorp's banking operations in Mexico have been integrated and conduct business under the "Banamex" brand name.

ACQUISITION OF EAB

On July 17, 2001, Citibank completed its acquisition of European American Bank
(EAB), a New York state-chartered bank, for $1.6 billion plus the assumption of $350 million in EAB preferred stock.

ACQUISITION OF ASSOCIATES

On November 30, 2000, Citigroup Inc., completed its acquisition of Associates First Capital Corporation (Associates). The acquisition was consummated through a merger of a subsidiary of Citigroup with and into Associates (with Associates as the surviving corporation) pursuant to which each share of Associates common stock became a right to receive .7334 of a share of Citigroup Inc. common stock (534.5 million shares). Subsequent to the acquisition, Associates was contributed to and became a wholly-owned subsidiary of Citicorp and Citicorp issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates. Associates' debt securities and commercial paper will no longer be separately rated. The acquisition was accounted for as a pooling of interests.

3.   DISCONTINUED OPERATIONS (SUBSEQUENT EVENT)

Travelers Property Casualty Corp. (TPC) (an indirect wholly-owned subsidiary of Citigroup on December 31, 2001) sold 231 million shares of its class A common stock representing approximately 23.1% of its outstanding equity securities in an initial public offering (IPO) on March 27, 2002. Citigroup recognized an after-tax gain of $1.061 billion in the 2002 first quarter as a result of the IPO. The after-tax gain was increased by $97 million in the 2002 third quarter due to the receipt of a private letter ruling from the Internal Revenue Service and the resolution of certain tax matters related to the IPO. In connection with the IPO, Citigroup entered into an agreement with TPC that provides that, in any fiscal year in which TPC records asbestos-related income statement charges in excess of $150 million, net of any reinsurance, Citigroup will pay to TPC the amount of any such excess up to a cumulative aggregate of $800 million, reduced by the tax effect of the highest applicable federal income tax rate. A portion of the gross IPO gain was deferred to offset any payments arising in connection with this agreement. On October 16, 2002, notice was given that $159 million will be payable in the 2002 fourth quarter, pursuant to this agreement.

     On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in TPC (the distribution). This non-cash distribution was tax-free to Citigroup, its stockholders and TPC. The distribution was treated as a dividend to stockholders for accounting purposes that reduced Citigroup's Additional Paid-In Capital by approximately $6.9 billion. Following the distribution, Citigroup remains a holder of approximately 9.9% of TPC's outstanding equity securities which will be carried at fair value in the Proprietary Investment Activities segment and classified as available-for-sale within Investments on the Consolidated Statement of Financial Position.

     Following the August 20, 2002 distribution, the results of TPC are reported in the Company's Consolidated Statements of Income and Cash Flows separately as discontinued operations for all periods presented. In accordance with GAAP, the Statement of Consolidated Financial Position has not been restated. TPC represented the primary vehicle by which Citigroup engaged in the property and casualty insurance business.

     Summarized financial information for discontinued operations is as follows:

IN MILLIONS OF DOLLARS                                                 2001            2000           1999
------------------------------------------------------------------------------------------------------------
TOTAL REVENUES, NET OF INTEREST EXPENSE                              $ 12,690        $ 11,616       $ 10,913
                                                                     ---------------------------------------
Income from discontinued operations                                     1,378           1,786          1,680
Provision for income taxes                                                323             498            503
                                                                     ---------------------------------------
INCOME FROM DISCONTINUED OPERATIONS, NET                             $  1,055        $  1,288       $  1,177
============================================================================================================

                                                                                    DECEMBER 31,
IN MILLIONS OF DOLLARS                                                 2001            2000           1999
------------------------------------------------------------------------------------------------------------
Total assets                                                         $ 55,954        $ 55,058       $ 49,308
Total liabilities                                                      45,268          45,844         42,868
                                                                     ---------------------------------------
NET ASSETS OF DISCONTINUED OPERATIONS                                $ 10,686        $  9,214       $  6,440
============================================================================================================

The following is a summary of the assets and liabilities of discontinued operations as of August 20, 2002, the date of the distribution:

                                              AUGUST 20,
IN MILLIONS OF DOLLARS                           2002
--------------------------------------------------------
Cash                                          $      252
Investments                                       33,984
Trading account assets                               321
Loans                                                261
Reinsurance recoverables                          10,940
Other assets                                      14,242
                                              ----------
TOTAL ASSETS                                  $   60,000
                                              ==========
Long-term debt                                $    2,797
Insurance policy and claim reserves               36,216
Other liabilities                                 11,831
Mandatorily redeemable securities
  of subsidiary trusts                               900
                                              ----------
TOTAL LIABILITIES                             $   51,744
========================================================

4.   BUSINESS SEGMENT INFORMATION

Citigroup is a diversified bank-holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. The Company's activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Global Investment Management, and Proprietary Investment Activities business segments. These segments reflect the characteristics of its products and services and the clients to which those products or services are delivered.

     The Global Consumer segment includes a global, full-service consumer franchise delivering a wide array of banking, lending, insurance and investment services through a network of local branches, offices and electronic delivery systems.

     The businesses included in the Company's Global Corporate and Investment Bank segment provide corporations, governments, institutions, and investors in over 100 countries and territories with a broad range of financial products and services, including investment advice, financial planning and retail brokerage services, and banking and financial services.

     The Global Investment Management segment offers a broad range of life insurance, annuity and asset management products and services from global investment centers around the world, including individual annuity, group annuity, individual life insurance products, Corporate owned life insurance
(COLI) products, mutual funds, closed-end funds, managed accounts, unit investment trusts, variable annuities, pension administration, and personalized wealth management services distributed to institutional, high net worth, and retail clients.

     The Proprietary Investment Activities segment includes the Company's venture capital activities, realized investment gains and losses from certain insurance-related investments, results from certain proprietary investments and the results of certain investments in countries that refinanced debt under the 1989 Brady Plan or plans of a similar nature. Corporate/Other includes net corporate treasury results, corporate staff and other corporate expenses, certain intersegment eliminations, and the remainder of Internet-related development activities, and taxes not allocated to the other business segments. The accounting policies of these reportable segments are the same as those disclosed in Note 1 to the Consolidated Financial Statements.

The following table presents certain information regarding the Company's continuing operations by industry segments:

                                                REVENUES, NET             PROVISION (BENEFIT)
                                            OF INTEREST EXPENSE(1)         FOR INCOME TAXES
IN MILLIONS OF DOLLARS, EXCEPT       ---------------------------------------------------------
IDENTIFIABLE ASSETS IN BILLIONS             2001    2000     1999     2001     2000     1999
----------------------------------------------------------------------------------------------
 Global Consumer                    $ 32,365  $ 28,319   $ 25,477   $ 3,848   $ 3,090  $ 2,709
 Global Corporate
   and Investment Bank                26,746    26,242     22,060     2,823     2,907    2,603
 Global Investment
   Management                          8,006     7,330      6,179       844       810      709
 Proprietary Investment                  584     2,263        971       153       791      313
Activities
 Corporate/Other                        (334)     (582)       122      (465)     (571)    (307)
                                    ----------------------------------------------------------
 TOTAL                              $ 67,367  $ 63,572   $ 54,809   $ 7,203   $ 7,027  $ 6,027
==============================================================================================

                                         INCOME (LOSS) FROM
                                       CONTINUING OPERATIONS
                                      BEFORE CUMULATIVE EFFECT          IDENTIFIABLE
IN MILLIONS OF DOLLARS, EXCEPT      OF ACCOUNTING CHANGES(2)(3)(4)   ASSETS AT YEAR-END (5)
                                    ---------------------------------------------------------
IDENTIFIABLE ASSETS IN BILLIONS       2001      2000      1999       2001      2000     1999
---------------------------------------------------------------------------------------------
 Global Consumer                    $  6,836  $  5,410  $  4,525     $ 329     $ 266    $ 229
 Global Corporate
   and Investment Bank
 Global Investment                     5,113     5,071     4,454       542       464      415
   Management                          1,596     1,460     1,243       103        95       83
 Proprietary Investment                  318     1,340       583         9        11       11
Activities
 Corporate/Other                        (634)   (1,050)     (612)       12        11        9
                                    ---------------------------------------------------------
 TOTAL                              $ 13,229  $ 12,231  $ 10,193     $ 995     $ 847    $ 747
=============================================================================================

(1) Includes total revenues, net of interest expense in the United States of $42.7 billion, $41.7 billion, and $36.6 billion in 2001, 2000, and 1999, respectively. Includes total revenues, net of interest expense, in Mexico of $2.1 billion, $603 million, and $531 million in 2001, 2000, and 1999, respectively. There were no other individual foreign countries that were material to total revenues, net of interest expense.
(2) For 2001, Global Consumer, Global Corporate and Investment Bank, Global Investment Management, and Corporate/Other results reflect after-tax restructuring-related charges (credits) of $127 million, $142 million, $16 million, and ($3) million, respectively. For 2000, Global Consumer, Global Corporate and Investment Bank, Global Investment Management, and Corporate/Other results reflect after-tax restructuring-related charges and merger-related costs of $144 million, $105 million, $11 million, and $249 million, respectively. The 2000 results also reflect after-tax Housing Finance unit charges in Corporate/Other. For 1999, Global Consumer, Global Corporate and Investment Bank, Global Investment Management, and Corporate/Other results reflect after-tax restructuring-related charges (credits) of $78 million, ($121) million, ($2) million, and $20 million, respectively.
(3) Includes provision for benefits, claims and credit losses in the Global Consumer results of $6.1 billion, $5.1 billion, and $4.7 billion, in the Global Corporate and Investment Bank results of $1.5 billion, $947 million, and $542 million, in the Global Investment Management results of $2.8 billion, $2.4 billion, and $2.0 billion, and in the Corporate/ Other results of ($8) million, $38 million, and $206 million for 2001, 2000, and 1999, respectively. Includes provision for credit losses in the Proprietary Investment Activities results of $7 million in 2000.
(4) For 2001, the Company recognized after-tax charges of $42 million and $116 million for the cumulative effect of accounting changes related to the implementation of SFAS 133 and EITF 99-20, respectively. For 1999, the Company recognized after-tax charges (credits) of $135 million, ($23) million, and $15 million for the cumulative effect of accounting changes related to the implementation of SOP 97-3, SOP 98-7, and SOP 98-5, respectively. See Note 1 to the Consolidated Financial Statements.
(5) Excludes identifiable assets related to discontinued operations totaling $56 billion, $55 billion and $49 billion at December 31, 2001, 2000 and 1999, respectively. See Note 3 to the Consolidated Financial Statements.

5.   INVESTMENTS

IN MILLIONS OF DOLLARS AT YEAR- END          2001       2000
----------------------------------------------------------------
 Fixed maturities, primarily
  available-for-sale at fair value         $ 139,344   $  99,484
 Equity securities, primarily at fair
  value                                        7,577       6,652
 Venture capital, at fair value                4,316       5,204
 Short-term and other                          9,600       8,782
                                           ---------------------
                                           $ 160,837   $ 120,122
================================================================

The amortized cost and fair value of investments in fixed maturities and equity securities at December 31, were as follows:

                                                                        2001
                                               -------------------------------------------------
                                                                 GROSS        GROSS
                                                   AMORTIZED   UNREALIZED   UNREALIZED   FAIR
IN MILLIONS OF DOLLARS AT YEAR- END                   COST       GAINS        LOSSES     VALUE
------------------------------------------------------------------------------------------------
 FIXED MATURITY SECURITIES HELD TO MATURITY,
   PRINCIPALLY MORTGAGE-BACKED SECURITIES(1)       $      26    $     -       $     -  $      26
                                               -------------------------------------------------
 FIXED MATURITY SECURITIES AVAILABLE-FOR-SALE
 Mortgage-backed securities, principally
   obligations of  U.S. Federal agencies           $  28,614    $   438       $   250  $  28,802
 U.S. Treasury and Federal agencies                    6,136         62            85      6,113
 State and municipal                                  16,712        441           152     17,001
 Foreign government(2)                                44,942        266            79     45,129
 U.S. corporate                                       30,097        843           591     30,349
 Other debt securities                                11,516        554           146     11,924
------------------------------------------------------------------------------------------------
                                                     138,017      2,604         1,303    139,318
------------------------------------------------------------------------------------------------
 TOTAL FIXED MATURITIES                            $ 138,043    $ 2,604       $ 1,303  $ 139,344
                                               =================================================
 EQUITY SECURITIES(3)                              $   7,401    $   400       $   224  $   7,577
================================================================================================

                                                                       2000
                                               ------------------------------------------------
                                                                   Gross       Gross
                                                     Amortized  Unrealized   Unrealized   Fair
IN MILLIONS OF DOLLARS AT YEAR- END                     Cost       Gains        Losses    Value
-----------------------------------------------------------------------------------------------
 FIXED MATURITY SECURITIES HELD TO MATURITY,
   PRINCIPALLY MORTGAGE-BACKED SECURITIES(1)          $     28   $     -     $     -   $     28
                                               ------------------------------------------------
 FIXED MATURITY SECURITIES AVAILABLE-FOR-SALE
 Mortgage-backed securities, principally
   obligations of  U.S. Federal agencies              $ 16,196   $   329     $   211   $ 16,314
 U.S. Treasury and Federal agencies                      5,680       171          15      5,836
 State and municipal                                    15,314       730         141     15,903
 Foreign government(2)                                  25,934       148         154     25,928
 U.S. corporate                                         25,143       589         547     25,185
 Other debt securities                                   9,633       763         106     10,290
-----------------------------------------------------------------------------------------------
                                                        97,900     2,730       1,174     99,456
-----------------------------------------------------------------------------------------------
 TOTAL FIXED MATURITIES                               $ 97,928   $ 2,730     $ 1,174   $ 99,484
                                               -------------------------------------------------
 EQUITY SECURITIES(3)                                 $  6,757   $   340     $   445   $  6,652
================================================================================================


(1)  Recorded at amortized cost.
(2) Increase primarily relates to the inclusion of Banamex portfolio of Mexican government securities.
(3) Includes non-marketable equity securities carried at cost, which are reported in both the amortized cost and fair value columns.

     The accompanying table shows components of interest and dividends on investments, realized gains and losses from sales of investments, and net gains on investments held by venture capital subsidiaries:

IN MILLIONS OF DOLLARS                                 2001      2000     1999
--------------------------------------------------------------------------------
 Taxable interest                                    $ 5,687   $ 6,743   $ 6,916
 Interest exempt from U.S.
   Federal income tax                                    827       762       688
 Dividends                                               263       393       306
--------------------------------------------------------------------------------
 Gross realized investment gains(1)                  $ 2,070   $ 2,008   $ 1,273
 Gross realized investment losses(1)                   1,492     1,202       732
--------------------------------------------------------------------------------
 Net realized and unrealized venture capital         $   393   $ 1,850   $   816
   gains which included:
     Gross unrealized gains                              782     1,752       999
     Gross unrealized losses                             613       618       587
================================================================================

(1) Includes net realized gains related to insurance subsidiaries' sale of OREO and mortgage loans of $8 million, $74 million, and $215 million in 2001, 2000, and 1999, respectively.

     The following table presents the amortized cost, fair value, and average yield on amortized cost of fixed maturity securities by contractual maturity dates as of December 31, 2001:

                                           AMORTIZED     FAIR
IN MILLIONS OF DOLLARS                       COST        VALUE      YIELD
-------------------------------------------------------------------------
 U.S. TREASURY AND FEDERAL AGENCIES(1)
 Due within 1 year                         $  1,422    $  1,426      2.81%
 After 1 but within 5 years                   2,038       2,086      4.42
 After 5 but within 10 years                  1,651       1,679      5.69
 After 10 years(2)                           24,255      24,266      6.36
                                           ------------------------------
 TOTAL                                     $ 29,366    $ 29,457      6.02%
=========================================================================
 STATE AND MUNICIPAL
 Due within 1 year                         $    128    $    130      5.47%
 After 1 but within 5 years                     995       1,035      5.43
 After 5 but within 10 years                  3,431       3,519      5.07
 After 10 years(2)                           12,158      12,317      5.44
                                           ------------------------------
 TOTAL                                     $ 16,712    $ 17,001      5.36%
=========================================================================
 ALL OTHER(3)
 Due within 1 year                         $ 18,628    $ 18,775      5.78%
 After 1 but within 5 years                  36,529      37,118      7.17
 After 5 but within 10 years                 17,669      17,847      7.33
 After 10 years(2)                           19,139      19,146      8.27
                                           ------------------------------
 TOTAL                                     $ 91,965    $ 92,886      7.15%
=========================================================================

(1)  Includes mortgage-backed securities of U.S. Federal agencies.
(2) Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.
(3) Includes foreign government, U.S. corporate, mortgage-backed securities issued by U.S. corporations, and other debt securities. Yields reflect the impact of local interest rates prevailing in countries outside the U.S.

6. FEDERAL FUNDS, SECURITIES BORROWED, LOANED, AND SUBJECT TO REPURCHASE AGREEMENTS

Federal funds sold and securities borrowed or purchased under agreements to resell, at their respective carrying values, consisted of the following at December 31:

IN MILLIONS OF DOLLARS                         2001       2000
-----------------------------------------------------------------
 Federal funds sold and resale agreements   $  89,472   $  69,087
 Deposits paid for securities borrowed         45,337      36,790
                                            ---------------------
                                            $ 134,809   $ 105,877
=================================================================

     Federal funds purchased and securities loaned or sold under agreements to repurchase, at their respective carrying values, consisted of the following at December 31:

IN MILLIONS OF DOLLARS                                        2001       2000
--------------------------------------------------------------------------------
 Federal funds purchased and repurchase agreements         $ 137,649   $  94,397
 Deposits received for securities loaned                      15,862      16,228
                                                           ---------------------
                                                           $ 153,511   $ 110,625
================================================================================

     The resale and repurchase agreements represent collateralized financing transactions used to generate net interest income and facilitate trading activity. These instruments are collateralized principally by government and government agency securities and generally have terms ranging from overnight to up to a year. It is the Company's policy to take possession of the underlying collateral, monitor its market value relative to the amounts due under the agreements, and, when necessary, require prompt transfer of additional collateral or reduction in the balance in order to maintain contractual margin protection. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held. Resale agreements and repurchase agreements are reported net by counterparty, when applicable, pursuant to FASB Interpretation 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements" (FIN 41). Excluding the impact of FIN 41, resale agreements totaled $141.2 billion and $118.9 billion at December 31, 2001 and 2000, respectively.

     Deposits paid for securities borrowed (securities borrowed) and deposits received for securities loaned (securities loaned) are recorded at the amount of cash advanced or received and are collateralized principally by government and government agency securities, corporate debt and equity securities. Securities borrowed transactions require the Company to deposit cash with the lender. With respect to securities loaned, the Company receives cash collateral in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and securities loaned daily, and additional collateral is obtained as necessary. Securities borrowed and securities loaned are reported net by counterparty, when applicable, pursuant to FAS Interpretation 39, "Offsetting of Amounts Related to Certain Contracts" (FIN
39).

7.   BROKERAGE RECEIVABLES AND BROKERAGE PAYABLES
The Company has receivables and payables for financial instruments purchased from and sold to brokers and dealers and customers. The Company is exposed to risk of loss from the inability of brokers and dealers or customers to pay for purchases or to deliver the financial instrument sold, in which case the Company would have to sell or purchase the financial instruments at prevailing market prices. Credit risk is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transaction.

     The Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines. Margin levels are monitored daily, and customers deposit additional collateral as required. Where customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the customer into compliance with the required margin level.

     Exposure to credit risk is impacted by market volatility, which may impair the ability of clients to satisfy their obligations to the Company. Credit limits are established and closely monitored for customers and brokers and dealers engaged in forward and futures and other transactions deemed to be credit sensitive.

     Brokerage receivables and brokerage payables, which arise in the normal course of business, consisted of the following at December 31:

IN MILLIONS OF DOLLARS                          2001       2000
-----------------------------------------------------------------
 Receivables from customers                   $ 19,660   $ 23,142
 Receivables from brokers, dealers,
   and clearing organizations                   15,495      2,554
                                              -------------------
 TOTAL BROKERAGE RECEIVABLES                  $ 35,155   $ 25,696
=================================================================
 Payables to customers                        $ 16,876   $ 13,564
 Payables to brokers, dealers, and clearing
   organizations                                16,015      2,318
                                              -------------------
 TOTAL BROKERAGE PAYABLES                     $ 32,891   $ 15,882
=================================================================

8.   TRADING ACCOUNT ASSETS AND LIABILITIES

Trading account assets and liabilities, at market value, consisted of the following at December 31:

IN MILLIONS OF DOLLARS                              2001      2000
----------------------------------------------------------------------
 TRADING ACCOUNT ASSETS
 U.S. Treasury and Federal agency securities     $  46,218   $  30,939
 State and municipal securities                      4,517       2,439
 Foreign government securities                      12,450      13,308
 Corporate and other debt securities                21,318      17,046
 Derivatives(1)                                     29,762      35,177
 Equity securities                                  15,619      17,174
 Mortgage loans and collateralized mortgage
   securities                                        6,869       6,024
 Other                                               8,151      10,406
                                                 ---------------------
                                                 $ 144,904   $ 132,513
======================================================================
 TRADING ACCOUNT LIABILITIES
 Securities sold, not yet purchased              $  51,815   $  48,489
 Derivatives(1)                                     28,728      36,618
                                                 ---------------------
                                                 $  80,543   $  85,107
======================================================================

(1)  Net of master netting agreements.

9.   TRADING RELATED REVENUE

Trading related revenue consists of principal transactions revenues and net interest revenue associated with trading activities. Principal transactions revenues consist of realized and unrealized gains and losses from trading activities. The following table presents trading related revenue for the years ended December 31:

IN MILLIONS OF DOLLARS                2001      2000     1999
---------------------------------------------------------------
 GLOBAL CORPORATE
 Fixed income(1)                     $ 4,007  $ 2,531   $ 2,306
 Equities(2)                             882    1,720     1,273
 Foreign exchange(3)                   1,464    1,103     1,115
 All other(4)                            197      308       499
---------------------------------------------------------------
 Total Global Corporate                6,550    5,662     5,193
 GLOBAL CONSUMER AND OTHER               826      782       584
---------------------------------------------------------------
 TOTAL TRADING RELATED REVENUE       $ 7,376  $ 6,444   $ 5,777
===============================================================

(1) Includes revenues from government securities and corporate debt, municipal securities, preferred stock, mortgage securities, and other debt instruments. Also includes spot and forward trading of currencies and exchange-traded and over-the-counter (OTC) currency options, options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, financial futures, OTC options and forward contracts on fixed income securities.
(2) Includes revenues from common and convertible preferred stock, convertible corporate debt, equity-linked notes, and exchange-traded and OTC equity options and warrants.
(3) Includes revenues from foreign exchange spot, forward, option and swap contracts.
(4) Primarily includes revenues from the results of Phibro Inc. (Phibro), which trades crude oil, refined oil products, natural gas, electricity, metals, and other commodities. Also includes revenues related to arbitrage strategies.

     The following table reconciles principal transactions revenues on the Consolidated Statement of Income to trading related revenue for the years ended December 31:

IN MILLIONS OF DOLLARS                 2001     2000     1999
---------------------------------------------------------------
 Principal transactions              $ 5,544  $ 5,981   $ 5,160
 Net interest revenue                  1,832      463       617
---------------------------------------------------------------
 TOTAL TRADING RELATED REVENUE       $ 7,376  $ 6,444   $ 5,777
===============================================================

10.  LOANS

IN MILLIONS OF DOLLARS AT YEAR-END              2001        2000
-------------------------------------------------------------------
CONSUMER
In U.S. offices
Mortgage and real estate(1)(2)               $   80,099   $  73,166
Installment, revolving credit, and other         84,367      78,017
                                             ----------------------
                                                164,466     151,183
                                             ----------------------
In offices outside the U.S.
  Mortgage and real estate(1)(3)                 28,688      24,988
  Installment, revolving credit, and other       57,223      55,515
Lease financing                                     501         427
                                             ----------------------
                                                 86,412      80,930
                                             ----------------------
                                                250,878     232,113
Unearned income                                  (2,677)     (3,234)
                                             ----------------------
CONSUMER LOANS, NET OF UNEARNED INCOME       $  248,201   $ 228,879
===================================================================
CORPORATE
In U.S. offices
  Commercial and industrial(4)               $   32,431   $  37,220
  Lease financing                                18,518      14,864
  Mortgage and real estate(1)                     2,784       3,490
                                             ----------------------
                                                 53,733      55,574
                                             ----------------------
In offices outside the U.S.
  Commercial and industrial(4)                   73,512      69,111
  Mortgage and real estate(1)                     1,874       1,720
  Loans to financial institutions                10,163       9,559
  Lease financing                                 3,678       3,689
  Governments and official institutions           4,033       1,952
                                             ----------------------
                                                 93,260      86,031
                                             ----------------------
                                                146,993     141,605
Unearned income                                  (3,261)     (3,462)
                                             ----------------------
CORPORATE LOANS, NET OF UNEARNED INCOME      $  143,732   $ 138,143
===================================================================

(1)  Loans secured primarily by real estate.
(2) Includes $4.9 billion in 2001 and $3.7 billion in 2000 of commercial real estate loans related to community banking and private banking activities.
(3) Includes $2.5 billion in 2001 and $2.7 billion in 2000 of loans secured by commercial real estate.
(4)  Includes loans not otherwise separately categorized.

     Impaired loans are those on which Citigroup believes it is not probable that it will be able to collect all amounts due according to the contractual terms of the loan, excluding smaller-balance homogeneous loans that are evaluated collectively for impairment, and are carried on a cash basis. Valuation allowances for these loans are estimated considering all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan's contractual effective rate, the secondary market value of the loan and the fair value of collateral. The following table presents information about impaired loans.

IN MILLIONS OF DOLLARS AT YEAR-END                 2001     2000      1999
--------------------------------------------------------------------------
Impaired corporate loans                         $ 3,572   $ 1,847   $ 1,551
Other impaired loans (1)                             339       100       185
                                                 ---------------------------
Total impaired loans(2)                          $ 3,911   $ 1,947   $ 1,736
============================================================================
Impaired loans with valuation allowances         $ 3,500   $ 1,583   $ 1,381
Total valuation allowances(3)                        915       480       411
============================================================================
During the year
Average balance of impaired loans                $ 3,098   $ 1,858   $ 1,898
Interest income recognized on impaired loans          98        97        85
============================================================================

(1) Primarily commercial real estate loans related to community and private banking activities.
(2) At year-end 2001, approximately 17% of these loans were measured for impairment using the fair value of the collateral, compared with approximately 25% at year-end 2000.
(3)  Included in the allowance for credit losses.

     For the loan portfolios where the Company continues to manage loans after they have been securitized, the following table presents the total loan amounts managed, the portion of those portfolios securitized, and delinquencies (loans which are 90 days or more past due) at December 31, 2001 and 2000, and credit losses, net of recoveries, for the years ended December 31, 2001 and 2000:

                                         2001                   2000
------------------------------------------------------------------------------
                                                HOME                     Home
                                    CREDIT     EQUITY      Credit       Equity
                                     CARD     AND AUTO      Card       and Auto
MANAGED LOANS                    RECEIVABLES    LOANS    Receivables    Loans
------------------------------------------------------------------------------
IN BILLIONS OF DOLLARS
Principal amounts, at year- end:
Total managed                      $ 108.7     $  27.4     $ 104.0     $  33.0
Securitized amounts                  (67.0)       (1.3)      (57.0)       (3.6)
------------------------------------------------------------------------------
ON-BALANCE SHEET(1)                $  41.7     $  26.1     $  47.0     $  29.4
------------------------------------------------------------------------------

IN MILLIONS OF DOLLARS
------------------------------------------------------------------------------
Delinquencies, at year-end:
Total managed                      $ 2,141     $ 1,174     $ 1,503     $   794
Securitized amounts                 (1,268)        (14)       (925)        (87)
------------------------------------------------------------------------------
ON-BALANCE SHEET(1)                $   873     $ 1,160     $   578     $   707
------------------------------------------------------------------------------

IN MILLIONS OF DOLLARS
------------------------------------------------------------------------------
Credit losses, net
of recoveries,
 for the year ended
  December 31:
Total managed                      $ 5,605     $   720     $ 3,986     $   619
Securitized amounts                 (3,140)       (111)     (2,216)        (12)
------------------------------------------------------------------------------
ON-BALANCE SHEET(1)                $ 2,465     $   609     $ 1,770     $   607
==============================================================================

(1)  Includes loans held for sale.

11.  ALLOWANCE FOR CREDIT LOSSES

IN MILLIONS OF DOLLARS                           2001        2000        1999
-------------------------------------------------------------------------------
 ALLOWANCE FOR CREDIT LOSSES
   AT BEGINNING OF YEAR                        $  8,961    $  8,853    $  8,596
 Additions
   Consumer provision for credit losses           5,328       4,345       4,169
   Corporate provision for credit losses          1,472         994         591
                                               --------------------------------
 TOTAL PROVISION FOR CREDIT LOSSES                6,800       5,339       4,760
                                               --------------------------------
 Deductions
   Consumer credit losses                         6,245       5,352       4,862
   Consumer credit recoveries                      (853)       (929)       (769)
                                               --------------------------------
 NET CONSUMER CREDIT LOSSES                       5,392       4,423       4,093
                                               --------------------------------
   Corporate credit losses                        2,043         906         746
   Corporate credit recoveries(1)                  (407)       (135)       (156)
                                               --------------------------------
 NET CORPORATE CREDIT LOSSES                      1,636         771         590
                                               --------------------------------
 Other -- net(2)                                  1,355         (37)        180
                                               --------------------------------
 ALLOWANCE FOR CREDIT LOSSES
   AT END OF YEAR                              $ 10,088    $  8,961    $  8,853
===============================================================================

(1) Includes amounts received under credit default swaps purchased from third parties.
(2) Includes the addition of credit loss reserves related to the acquisitions of Banamex and EAB in 2001. Also includes the addition of allowance for credit losses related to other acquisitions and the impact of foreign currency translation effects.

12.  SECURITIZATION ACTIVITY

     Citigroup and its subsidiaries securitize primarily credit card receivables, mortgages, home equity loans and auto loans.

     After securitizations of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trust. The Company also provides credit enhancement to the trust using cash collateral accounts. As specified in certain of the sale agreements, the net revenue collected each month is accumulated up to a predetermined maximum amount, and is available over the remaining term of that transaction to make payments of yield, fees, and transaction costs in the event that net cash flows from the receivables are not sufficient. When the predetermined amount is reached net revenue is passed directly to the Citigroup subsidiary that sold the receivables.

     The Company provides a wide range of mortgage and home equity products to a diverse customer base. In connection with these loans, the servicing rights entitle the Company to a future stream of cash flows based on the outstanding principal balances of the loans and the contractual servicing fee. Failure to service the loans in accordance with contractual requirements may lead to a termination of the servicing rights and the loss of future servicing fees. In non-recourse servicing, the principal credit risk to the servicer is the cost of temporary advances of funds. In recourse servicing, the servicer agrees to share credit risk with the owner of the mortgage loans such as FNMA or FHLMC or with a private investor, insurer or guarantor. Losses on recourse servicing occur primarily when foreclosure sale proceeds of the property underlying a defaulted mortgage or home equity loan are less than the outstanding principal balance and accrued interest of such mortgage loan and the cost of holding and disposing of the underlying property.

     The following table summarizes certain cash flows received from and paid to securitization trusts during the year ended December 31:

                                           2001                    2000
---------------------------------------------------------------------------------
                                                    MORT-                  Mort-
                                                   GAGES(1)               gages(1)
                                     CREDIT          AND     Credit         and
IN BILLIONS OF DOLLARS                CARDS         AUTO      Cards        Auto
---------------------------------------------------------------------------------
 Proceeds from new securitizations  $  22.7     $   34.8     $  9.1     $  18.3
 Proceeds from collections
   reinvested in new receivables      131.4          0.4      127.2         0.2
 Servicing fees received                1.2          0.3        1.0         0.3
 Cash flows received on retained
   interests and other net cash
   flows                                3.6          0.4        2.8         0.4
=================================================================================

(1)  Includes mortgages and home equity loans.

     For the years ended December 31, 2001 and 2000, the Company recognized $271 million and $142 million, respectively, of gains on securitizations of mortgages, home equity loans and auto loans.

     Key assumptions used for mortgages during the year ended December 31, 2001 in measuring the fair value of retained interests at the date of sale or securitization follow:

 Discount rate                                     5.0% to 15.0%
 Constant prepayment rate                          6.9% to 40.0%
 Anticipated net credit losses                     .02% to  5.0%

     As required by SFAS 140, the effect of two negative changes in each of the key assumptions used to determine the fair value of retained interests must be disclosed. The negative effect of each change in each assumption must be calculated independently, holding all other assumptions consistent. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

     At December 31, 2001, for mortgages, auto loans and manufactured housing loans, the key assumptions, presented by product groups, and the sensitivity of the fair value of retained interests to two adverse changes in each of the key assumptions were as follows:

IN MILLIONS OF DOLLARS
--------------------------------------------------------------------------
 Carrying value of retained interests                      $       3,222.1
--------------------------------------------------------------------------
 Discount rate                                  5.0% TO 15.0%; 15.0%; 13.0%
 +10%                                                      $        (100.8)
 +20%                                                      $        (195.4)
--------------------------------------------------------------------------
 Constant prepayment rate                    2.0% TO 40.0%; 14.1% TO 19.3%;
                                                                      10.5%
 +10%                                                       $       (116.3)
 +20%                                                       $       (220.7)
--------------------------------------------------------------------------
 Anticipated net credit losses                 .04% TO 5.0%; 6.7% TO 14.0%;
                                                                      13.1%
 +10%                                                      $         (60.6)
 +20%                                                      $        (122.0)
==========================================================================

13.  DEBT

INVESTMENT BANKING AND BROKERAGE BORROWINGS

Investment banking and brokerage borrowings and the corresponding weighted average interest rates at December 31 are as follows:

                                 2001                  2000
                         -------------------------------------------
                                    WEIGHTED              Weighted
                                    AVERAGE               Average
                                    INTEREST              Interest
IN MILLIONS OF DOLLARS   BALANCE      RATE      Balance     Rate
--------------------------------------------------------------------
 Commercial paper        $ 13,858      1.9%    $ 16,705     6.6%
 Bank borrowings              565      2.5%         429     5.7%
 Other                      2,057      6.2%       1,609     6.0%
                         --------              --------
                         $ 16,480              $ 18,743
====================================================================

     Investment banking and brokerage borrowings are short-term in nature and include commercial paper, bank borrowings and other borrowings used to finance Salomon Smith Barney Holdings Inc.'s (Salomon Smith Barney's) operations, including the securities settlement process. Outstanding bank borrowings include both U.S. dollar and non-U.S. dollar denominated loans. The non-U.S. dollar loans are denominated in multiple currencies including the Japanese yen, German mark, and U.K. sterling. All commercial paper outstanding at December 31, 2001 and 2000 was U.S. dollar denominated. Also included in other are deposit liabilities and other short-term obligations.

     At December 31, 2001, Salomon Smith Barney had a $5.0 billion, 364-day committed uncollateralized revolving line of credit with unaffiliated banks that extends through May 21, 2002, with repayment on any borrowings due by May 21, 2004. Salomon Smith Barney may borrow under its revolving credit facilities at various interest rate options (LIBOR or base rate) and compensates the banks for the facility through facility fees. Under this facility, Salomon Smith Barney is required to maintain a certain level of consolidated adjusted net worth (as defined in the agreement). At December 31, 2001, this requirement was exceeded by approximately $4.3 billion. At December 31, 2001, there were no borrowings outstanding under this facility.

     Salomon Smith Barney also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists.

SHORT-TERM BORROWINGS
At December 31, short-term borrowings consisted of commercial paper and other borrowings with weighted average interest rates as follows:

                               2001                  2000
                       -----------------------------------------
                                  WEIGHTED             Weighted
IN MILLIONS OF DOLLARS  BALANCE    AVERAGE    Balance   Average
----------------------------------------------------------------
COMMERCIAL PAPER
Citigroup              $    481      1.84%   $     496     6.61%
Citicorp and
  Subsidiaries           12,215      1.99%      37,656     5.34%
                       --------              ---------
                         12,696                 38,152
OTHER BORROWINGS         11,765      3.44%      13,523     8.76%
                       --------              ---------
                       $ 24,461              $  51,675
================================================================

     Citigroup, Citicorp and certain other subsidiaries issue commercial paper directly to investors. Citigroup and Citicorp, both of which are bank holding companies, maintain combined liquidity reserves of cash, securities, and unused bank lines of credit to support their combined outstanding commercial paper.

     Borrowings under bank lines of credit may be at interest rates based on LIBOR, CD rates, the prime rate or bids submitted by the banks. Each company pays its banks commitment fees for its lines of credit.

     Citicorp, Salomon Smith Barney, and some of their nonbank subsidiaries have credit facilities with Citicorp's subsidiary banks, including Citibank, N.A. Borrowings under these facilities must be secured in accordance with Section 23A of the Federal Reserve Act.

     Citigroup has unutilized bilateral committed revolving credit facilities in the amount of $950 million that expire in 2002. Under these facilities the Company is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreements). The Company exceeded this requirement by approximately $56 billion at December 31, 2001.

     Associates, a subsidiary of Citicorp, has a combination of unutilized credit facilities of $6.8 billion as of December 31, 2001. These facilities, which have maturities ranging from 2002 to 2005, are all guaranteed by Citicorp. In connection with the facilities for Associates, Citicorp is required to maintain a certain level of consolidated stockholder's equity (as defined in the agreements). At December 31, 2001, this requirement was exceeded by approximately $49 billion. Citicorp has also guaranteed various other debt obligations of Associates and CitiFinancial Credit Company (CCC), an indirect subsidiary of Citicorp.

LONG-TERM DEBT

                        WEIGHTED
                        AVERAGE
IN MILLIONS OF DOLLARS   COUPON   MATURITIES    2001      2000
-----------------------------------------------------------------
 CITIGROUP INC.
 Senior notes(1)         4.81%     2002-2030 $  30,544  $  13,947
 Subordinated notes      7.25%     2010          4,250      4,250
 CITICORP AND
   SUBSIDIARIES
 Senior notes            6.28%     2002-2037    52,965     65,313
 Subordinated notes      6.97%     2002-2035     6,663      7,747
 SALOMON SMITH
   BARNEY HOLDINGS INC.
 Senior notes(2)(3)      4.28%     2002-2029    26,813     19,652
 TRAVELERS INSURANCE
   GROUP HOLDINGS INC.
 Senior notes            7.36%     2006-2026       380        850
 TRAVELERS
   PROPERTY CASUALTY
   CORP.(4)                                         16         19
-----------------------------------------------------------------
Senior notes                                   110,702     99,762
Subordinated notes                              10,913     11,997
Other                                               16         19
                                            ---------------------
 TOTAL                                       $ 121,631  $ 111,778
=================================================================

(1)  Also includes $250 million of notes maturing in 2098.
(2)  Also includes $1.45 billion of notes maturing between 2025 through 2097.
(3) Also includes subordinated debt of $124 million and $145 million at December 31, 2001 and December 2000, respectively.
(4)  Principally 12% GNMA/FNMA-collateralized obligations.

     The Company issues both U.S. dollar and non-U.S. dollar denominated fixed and variable rate debt. The Company utilizes derivative contracts, primarily interest rate swaps, to effectively convert a portion of its fixed rate debt to variable rate debt. The maturity structure of the derivatives generally corresponds with the maturity structure of the debt being hedged. At December 31, 2001, the Company has outstanding interest rate swaps which convert $51.5 billion of its $101.6 billion of fixed rate debt to variable rate obligations. At December 31, 2001, the

Company's overall weighted average interest rate for long-term debt was 5.23% on a contractual basis and 4.99% including the effects of derivative contracts. In addition, the Company utilizes other derivative contracts to manage the foreign exchange impact of certain debt issuances.

Aggregate annual maturities on long-term debt obligations (based on final maturity dates) are as follows:

IN MILLIONS OF DOLLARS                               2002          2003          2004          2005          2006     Thereafter
--------------------------------------------------------------------------------------------------------------------------------
 Citigroup Inc.                                   $  5,722      $  4,500      $  5,050      $  4,874      $  4,000      $ 10,648
 Salomon Smith Barney Holdings Inc.                  5,030         8,163         4,982         2,193         2,143         4,302
 Citicorp and Subsidiaries                          20,450        11,973         6,273         6,108         3,752        11,072
 Travelers Insurance Group Holdings Inc.                 -             -             -             -           150           230
 Travelers Property Casualty Corp.                       -             -             -             -             -            16
                                                  ------------------------------------------------------------------------------
                                                  $ 31,202      $ 24,636      $ 16,305      $ 13,175      $ 10,045      $ 26,268
--------------------------------------------------------------------------------------------------------------------------------

14.  INSURANCE POLICY AND CLAIMS RESERVES

At December 31, insurance policy and claims reserves consisted of the following:

IN MILLIONS OF DOLLARS                          2001      2000
----------------------------------------------------------------
Benefits and loss reserves:
Property-casualty(1)                         $  29,792  $ 28,327
Life and annuity                                10,987     9,966
Accident and health                              1,271     1,074
Unearned premiums                                6,681     4,836
Policy and contract claims                         563       463
                                             -------------------
                                             $  49,294  $ 44,666
================================================================

(1) Included at December 31, 2001 and 2000 are $1.4 billion of reserves related to workers' compensation that have been discounted using an interest rate of 5%.

     The following table is a reconciliation of beginning and ending property-casualty reserve balances for claims and claim adjustment expenses for the years ended December 31:

IN MILLIONS OF DOLLARS                 2001    2000       1999
----------------------------------------------------------------
 CLAIMS AND CLAIM ADJUSTMENT
   EXPENSE RESERVES AT BEGINNING
   OF YEAR                          $ 28,327 $ 28,776   $ 29,139
 Less reinsurance recoverables
   on unpaid losses                    8,405    8,409      7,987
                                    ----------------------------
 Net balance at beginning of year     19,922   20,367     21,152
                                    ----------------------------
 Provision for claims and claim
   adjustment expenses for
   claims arising in current
   year                                8,075    7,015      6,564
 Estimated claims and claim
   adjustment expenses for
   claims arising in prior
   years                                   2     (204)      (281)
                                    ----------------------------
 TOTAL INCREASES                       8,077    6,811      6,283
 Claims and claim adjustment
   expense payments for claims
   arising in:
   Current year                        3,202    2,975      2,757
   Prior years                         4,606    4,281      4,311
                                    ----------------------------
 TOTAL PAYMENTS                        7,808    7,256      7,068
                                    ----------------------------
 Net balance at end of year           20,191   19,922     20,367
 Plus reinsurance recoverables
   on unpaid losses                    9,601    8,405      8,409
                                    ----------------------------
 CLAIMS AND CLAIM ADJUSTMENT
   EXPENSE RESERVES AT END OF
   YEAR                             $ 29,792 $ 28,327   $ 28,776
================================================================

     The increase in the claims and claim adjustment expense reserve in 2001 from 2000 was primarily due to the impact of the terrorist attack on September 11th, 2001. Partially offsetting the above were net payments of $427 million in 2001 for environmental and cumulative injury claims. The decrease in the claims and claim adjustment expense reserves in 2000 from 1999 was primarily attributable to net payments of $341 million, for environmental and cumulative injury claims.

     In 2001, estimated claims and claim adjustment expenses for claims arising in prior years included net favorable loss development on Commercial Lines loss sensitive policies in various lines; however, since the business to which it relates is subject to premium adjustments, there is no impact on results of operations. In addition, estimated claims and claim adjustment expenses for claims arising in prior years also included approximately $109 million of net unfavorable development, primarily related to certain Commercial Lines coverages, predominately in general liability, commercial auto liability, assumed reinsurance and specialty businesses, partially offset by favorable development in commercial multi-peril and other claim adjustment expenses.

     In 2000, estimated claims and claim adjustment expenses for claims arising in prior years included approximately $76 million primarily relating to net favorable development in certain Commercial Lines coverages, predominantly in the commercial multi-peril line of business, and in certain Personal Lines coverages, predominately personal umbrella coverages. In addition, in 2000 Commercial Lines experienced favorable loss development on loss sensitive policies in various lines, however, since the business to which it relates is subject to premium adjustments, there is no impact on results of operations.

     In 1999, estimated claims and claim adjustment expenses for claims arising in prior years included approximately $205 million primarily relating to net favorable development in certain Personal Lines coverages, predominantly automobile coverages, and in certain Commercial Lines coverages, predominantly in the general liability and commercial multi-peril lines of business. In addition, in 1999 Commercial Lines experienced favorable loss development on loss sensitive policies in the workers' compensation line; however, since the business to which it relates is subject to premium adjustments, there was no impact on results of operations.

     The property-casualty claims and claim adjustment expense reserves include $1.216 billion and $1.364 billion for asbestos and environmental-related claims net of reinsurance at December 31, 2001 and 2000, respectively.

     It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, including without limitation, those which are set forth below. Conventional actuarial techniques are not used to estimate such reserves.

     In establishing environmental reserves, the Company evaluates the exposure presented by each insured and the anticipated cost of resolution, if any, for each insured on a quarterly basis. In the course of this analysis, the Company considers the probable liability, available coverage, relevant judicial interpretations and historical value of similar exposures. In addition, the Company considers the many variables presented, such as the nature of the alleged activities of the insured at each site; the allegations of environmental harm at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of environmental harm and the corresponding remedy at each site; the nature of government enforcement activities at each site; the ownership and general use of each site; the overall nature of the insurance relationship between the Company and the insured, including the role of any umbrella or excess insurance the Company has issued to the insured; the involvement of other insurers; the potential for other available coverage, including the number of years of coverage; the role, if any, of non-environmental claims or potential non-environmental claims, in any resolution process; and the applicable law in each jurisdiction.

     In establishing the Company's asbestos reserves, the Company evaluates the exposure presented by each insured. In the course of this evaluation, the Company considers available insurance coverage including the role of any umbrella or excess insurance issued by the Company to the insured; limits and deductibles; an analysis of each insured's potential liability; the jurisdictions involved; past and anticipated future claim activity; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance; the role, if any, of non-asbestos claims or potential non-asbestos claims in any resolution process; and applicable coverage defenses or determinations, if any, including the determination as to whether or not an asbestos claim is a product/completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim. Once the gross ultimate exposure for indemnity and allocated claim adjustment expense is determined for each insured by each policy year, the Company calculates a ceded reinsurance projection based on any applicable facultative and treaty reinsurance, as well as past ceded experience. Adjustments to the ceded projections also occur due to actual ceded claim experience and reinsurance collections.

     Historically, the Company's experience has indicated that insureds with potentially significant environmental and/or asbestos exposures often have other cumulative injury other than asbestos (CIOTA) exposures or CIOTA claims pending with the Company. Due to this experience and the fact that settlement agreements with insureds may extinguish the Company's obligations for all claims, the Company evaluates and considers the environmental and asbestos reserves in conjunction with the CIOTA reserve.

     The Company also compares its historical direct and net loss and expense paid experience year-by-year, to assess any emerging trends, fluctuations or characteristics suggested by the aggregate paid activity. The comparison includes a review of the result derived from the division of the ending direct and net reserves by last year's direct and net paid activity, also known as the survival ratio.

     The reserves carried for environmental and asbestos claims at December 31, 2001 are the Company's best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the uncertainties surrounding the final resolution of these claims continue. These include, without limitation, the risks inherent in major litigation, including more aggressive asbestos litigation against insurers, including the Company, any impact from the bankruptcy protection sought by various asbestos producers and other asbestos defendants, a further increase or decrease in asbestos and environmental claims which cannot now be anticipated, the role of any umbrella or excess policies issued by the Company for such claims, whether or not an asbestos claim is a product/completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim, the number and outcome of direct actions against the Company and unanticipated developments pertaining to the Company's ability to recover reinsurance for environmental and asbestos claims. It is also not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be affected by future court decisions and interpretations, as well as changes in applicable legislation. In addition, particularly during the last few months of 2001 and continuing into 2002, the asbestos-related trends described above have both accelerated and become more visible. These trends include, but are not limited to, the filing of additional claims, more aggressive litigation based on novel theories of liability and litigation against new and previously peripheral defendants, and developments in existing and pending bankruptcy proceedings.

     Because of the uncertainties set forth above, additional liabilities may arise for amounts in excess of the current related reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that could be material to the Company's operating results in a future period. However, in the opinion of the Company's management, it is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

     The Company has a geographic exposure to catastrophe losses in certain areas of the United States. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, severe winter weather, explosions and fires, and the incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas, however, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. The Company generally seeks to reduce its exposure to catastrophes through individual risk selection and the purchase of catastrophe reinsurance.

15.  REINSURANCE
The Company's insurance operations participate in reinsurance in order to limit losses, minimize exposure to large risks, provide additional capacity for future growth and effect business-sharing arrangements. Life reinsurance is accomplished through various plans of reinsurance, primarily coinsurance, modified coinsurance and yearly renewable term. Property-casualty reinsurance is placed on both a quota-share and excess of loss basis. The property-casualty insurance subsidiaries also participate as a servicing carrier for, and a member of, several pools and associations. Reinsurance ceded arrangements do not discharge the insurance subsidiaries as the primary insurer, except for cases involving a novation.

     Reinsurance amounts included in the Consolidated Statement of Income for the years ended December 31 were as follows:

                                      GROSS                NET
IN MILLIONS OF DOLLARS                AMOUNT    CEDED    AMOUNT
-----------------------------------------------------------------
2001
Premiums
Property-casualty insurance          $ 12,373  $ (1,920) $ 10,453
Life insurance                          3,124      (343)    2,781
Accident and health insurance             505      (279)      226
                                     ----------------------------
                                     $ 16,002  $ (2,542) $ 13,460
                                     ============================
CLAIMS INCURRED                      $ 14,269  $ (3,623) $ 10,646
=================================================================
2000
Premiums
Property-casualty insurance          $ 11,691  $ (1,795) $  9,896
Life insurance                          2,550      (332)    2,218
Accident and health insurance             530      (215)      315
                                     ----------------------------
                                     $ 14,771  $ (2,342) $ 12,429
                                     ============================
CLAIMS INCURRED                      $ 10,779  $ (1,895) $  8,884
=================================================================
1999
Premiums
Property-casualty insurance          $ 10,960  $ (1,722) $  9,238
Life insurance                          2,190      (314)    1,876
Accident and health insurance             444       (54)      390
                                     ----------------------------
                                     $ 13,594  $ (2,090) $ 11,504
                                     ============================
CLAIMS INCURRED                      $  9,939  $ (1,913) $  8,026
=================================================================

     Net premiums related to discontinued operations were $10.010 billion, $9.193 billion, and $8.037 billion in 2001, 2000 and 1999, respectively. Additionally, net claims incurred related to discontinued operations were $8.260 billion, $6.469 billion, and $6.057 billion in 2001, 2000 and 1999, respectively. See Note 3 to the Consolidated Financial Statements for a discussion of discontinued operations.

     Reinsurance recoverables, net of valuation allowance, at December 31 include amounts recoverable on unpaid and paid losses and were as follows:

IN MILLIONS OF DOLLARS                           2001      2000
-----------------------------------------------------------------
 Life business                                 $  2,283  $  2,028
 Property-casualty business:
   Pools and associations                         2,082     2,592
   Other reinsurance                              8,008     6,096
                                               ------------------
 TOTAL                                         $ 12,373  $ 10,716
=================================================================

16.  RESTRUCTURING- AND MERGER-RELATED ITEMS

IN MILLIONS OF DOLLARS                 2001      2000      1999
-----------------------------------------------------------------
Restructuring charges                $    448  $    579  $    166
Changes in estimates                      (53)      (65)     (401)
Accelerated depreciation                   63        68       182
                                     ----------------------------
TOTAL RESTRUCTURING-RELATED ITEMS         458       582       (53)
Merger-related items                        -       177         -
                                     ----------------------------
TOTAL RESTRUCTURING
  AND MERGER-RELATED ITEMS           $    458  $    759  $    (53)
=================================================================

     During 2001, Citigroup recorded restructuring charges of $448 million. Of the $448 million, $319 million related to the downsizing of certain functions in the Global Corporate and Global Consumer businesses in order to align their cost structures with current market conditions and $129 million related to the acquisition of Banamex and the integration of its operations within the Global Consumer business. These restructuring charges were expensed and are included in "Restructuring- and merger-related items" in the Consolidated Statement of Income. In addition, a restructuring reserve of $112 million was recorded in connection with the acquisition of Banamex and recognized as a liability in the purchase price allocation of Banamex. The total Banamex reserves of $241 million include costs related to downsizings, the reconfiguration of branch operations in Mexico, and the integration of operations and operating platforms. These restructuring initiatives are expected to be implemented over the next year. The reserves included $423 million related to employee severance, $72 million related to exiting leasehold and other contractual obligations, and $65 million of asset impairment charges.

     The $423 million related to employee severance reflects the cost of eliminating approximately 12,500 positions, including 4,200 in Citigroup's Global Consumer business and 3,600 in Banamex related to the acquisition, and 1,300 in the Global Consumer business and 3,400 in the Global Corporate business related to other restructuring initiatives. Approximately 3,200 of these positions were in the United States.

     The 2001 restructuring reserve utilization included $65 million of asset impairment charges as well as $287 million of severance and other costs (of which $203 million of employee severance and $16 million of leasehold and other exit costs have been paid in cash and $68 is legally obligated), together with translation effects. Through December 31, 2001 approximately 8,600 gross staff positions have been eliminated under these programs.

     During 2000, Citigroup recorded restructuring charges of $579 million, primarily consisting of exit costs related to the acquisition of Associates. The charges included $241 million related to employee severance, $154 million related to exiting leasehold and other contractual obligations, and $184 million of asset impairment charges.

     Of the $579 million charge, $474 million related to the acquisition of Associates included the reconfiguration of certain branch operations, the exit from non-strategic businesses and from activities as mandated by Federal bank regulations, and the consolidation and integration of corporate, middle and back office functions. In the Global Consumer business, $51 million includes the reconfiguration of certain branch operations outside the U.S. and the downsizing and consolidation of certain back office functions in the U.S. Approximately $440 million of the $579 million charge related to operations in the United States.

     The $241 million portion of the charge related to employee severance reflects the costs of eliminating approximately 5,800 positions, including approximately 4,600 in Associates and 700 in the Global Consumer business. Approximately 5,000 of these positions related to the United States. In 2000, an additional reserve of $23 million was recorded, $20 million of which related to the elimination of 1,600 non-U.S. positions of an acquired entity.

     As of December 31, 2001, the 2000 restructuring reserve utilization included $184 million of asset impairment charges and $302 million of severance and other exit costs (of which $145 million of employee severance and $107 million of leasehold and other exit costs have been paid in cash and $50 million is legally obligated), together with translation effects. The remaining reserve for 2000 restructuring initiatives of $87 million at December 31, 2001 is expected to be substantially utilized by the end of the first quarter of 2002. Through December 31, 2001, approximately 5,450 staff positions have been eliminated under these programs.

     During 2000, the Company also recorded $177 million of merger-related costs which included legal, advisory, and SEC filing fees, as well as other costs of administratively closing the acquisition of Associates.

     In 1999, Citigroup recorded restructuring charges of $166 million, including additional severance charges of $49 million as a result of the continued implementation of 1998 restructuring initiatives, as well as $82 million of exit costs associated with new initiatives in the Global

Consumer business primarily related to the reconfiguration of certain branch operations outside the U.S., the downsizing of certain marketing operations, and the exit of a non-strategic business. The 1999 restructuring reserve was fully utilized at June 30, 2000.

     The 1999 charge included $35 million of integration charges recorded by Associates (the Avco charge) related to its January 6, 1999 acquisition of Avco Financial Services, Inc. (Avco). In addition to the Avco charge, as part of the purchase price allocation of the Avco acquisition, Associates recorded a $146 million reserve at the time of the acquisition. This reserve was established to reflect the costs of exiting certain activities that would not be continued after the acquisition. The costs primarily consisted of severance costs and related expenses, lease termination costs and other contractual liabilities. The Avco reserve was fully utilized at December 31, 1999.

     The implementation of these restructuring initiatives also caused certain related premises and equipment assets to become redundant. The remaining depreciable lives of these assets were shortened, and accelerated depreciation charges (in addition to normal scheduled depreciation on those assets) of $63 million, $68 million and $182 million were recognized in 2001, 2000 and 1999, respectively.

     The status of the 2001, 2000, and 1999 restructuring initiatives is summarized in the following table:

RESTRUCTURING RESERVE ACTIVITY

                                      RESTRUCTURING INITIATIVES
                                     ----------------------------
IN MILLIONS OF DOLLARS                 2001      2000      1999
-----------------------------------------------------------------
Original charges                     $    448  $    579  $    117
-----------------------------------------------------------------
Acquisitions during:(1)
   2001                                   112         -         -
   2000                                     -        23         -
   1999                                     -         -       146
-----------------------------------------------------------------
                                          112        23       146
-----------------------------------------------------------------
Utilization during:(2)
   2001                                  (352)     (231)        -
   2000                                     -      (255)      (51)
   1999                                     -         -      (212)
-----------------------------------------------------------------
                                         (352)     (486)     (263)
-----------------------------------------------------------------
Changes in estimates during:
   2001                                   (18)      (29)        -
   2000                                     -         -         -
   1999                                     -         -         -
-----------------------------------------------------------------
                                          (18)      (29)        -
-----------------------------------------------------------------
RESERVE BALANCE AT
  DECEMBER 31, 2001                  $    190  $     87  $      -
=================================================================

(1) Represents additions to restructuring liabilities arising from acquisitions.
(2) Utilization amounts include translation effects on the restructuring reserve.

     Changes in estimates are attributable to facts and circumstances arising subsequent to an original restructuring charge. Changes in estimates attributable to lower than anticipated costs of implementing certain projects and a reduction in the scope of certain initiatives during 2001 resulted in the reduction of the reserve for 2001 restructuring initiatives of $18 million, a reduction of $29 million for 2000 restructuring initiatives and a reduction of $6 million for 1998 and 1997 restructuring initiatives. During 2000 and 1999, changes in estimates resulted in reductions in the reserve for 1998 restructuring initiatives of $65 million and $151 million, respectively. Changes in estimates related to 1997 restructuring initiatives, which were fully utilized as of December 31, 1999, were $250 million in 1999, and were primarily related to the reassessment of space needed due to the Travelers and Citicorp merger, which indicated the need for increased occupancy and the utilization of space previously considered excessive.

17.  INCOME TAXES

IN MILLIONS OF DOLLARS                 2001     2000      1999
-----------------------------------------------------------------
CURRENT
Federal                              $  3,649  $  3,295  $  3,350
Foreign                                 2,481     2,301     2,198
State                                     382       392       384
                                     ----------------------------
                                        6,512     5,988     5,932
                                     ----------------------------
DEFERRED
Federal                                   757     1,231       631
Foreign                                    98       197      (134)
State                                     159       109       101
                                     ----------------------------
                                        1,014     1,537       598
                                     ----------------------------
PROVISION FOR INCOME TAX
  BEFORE MINORITY INTEREST(1)           7,526     7,525     6,530
Provision (benefit) for income
  taxes on cumulative effect of
  accounting changes                      (93)        -       (84)
Income tax expense (benefit)
  reported in stockholders' equity
  related to:
Foreign currency translation             (252)     (108)      (25)
Securities available-for-sale             (71)     (259)      (28)
Employee stock plans                     (674)   (1,400)   (1,017)
Cash flow hedges                          105         -         -
Other                                       -       (24)       (1)
                                     ----------------------------
INCOME TAXES BEFORE MINORITY
  INTEREST                           $  6,541  $  5,734  $  5,375
=================================================================

(1) Includes the effect of securities transactions resulting in a provision of $202 million in 2001, $282 million in 2000, and $189 million in 1999.

     The reconciliation of the Federal statutory income tax rate to the Company's effective income tax rate applicable to income (before minority interest and cumulative effect of accounting changes) for the years ended December 31 was as follows:

                                         2001      2000      1999
------------------------------------------------------------------
FEDERAL STATUTORY RATE                   35.0%     35.0%     35.0%
Limited taxability of investment
  income                                 (1.3)     (1.2)     (1.4)
State income taxes, net of Federal
  benefit                                 1.6       1.6       1.7
Other, net                               (0.9)      0.2       0.7
                                     ----------------------------
 EFFECTIVE INCOME TAX RATE               34.4%     35.6%     36.0%
=================================================================

Deferred income taxes at December 31 related to the following:

IN MILLIONS OF DOLLARS                           2001      2000
-----------------------------------------------------------------
DEFERRED TAX ASSETS
Credit loss deduction                          $  4,197  $  2,981
Differences in computing policy reserves          1,787     1,956
Unremitted foreign earnings                           -     2,031
Deferred compensation                             1,413     1,234
Employee benefits                                 1,108       613
Interest-related items                              379       363
Foreign and state loss carryforwards                290       293
Other deferred tax assets                         1,427     1,513
                                               ------------------
Gross deferred tax assets                        10,601    10,984
Valuation allowance                                 200       220
                                               ------------------
DEFERRED TAX ASSETS AFTER VALUATION
  ALLOWANCE                                      10,401    10,764
                                               ------------------
DEFERRED TAX LIABILITIES
Unremitted foreign earnings                         (37)        -
Investments                                        (978)   (1,534)
Deferred policy acquisition costs
  and value of insurance in force                (1,248)   (1,102)
Leases                                           (1,792)   (1,524)
Intangibles                                        (769)     (354)
Other deferred tax liabilities                   (1,697)   (1,995)
                                               ------------------
GROSS DEFERRED TAX LIABILITIES                   (6,521)   (6,509)
                                               ------------------
NET DEFERRED TAX ASSET                         $  3,880  $  4,255
=================================================================

     Foreign pretax earnings approximated $8.1 billion in 2001, $6.9 billion in 2000, and $5.4 billion in 1999. As a U.S. corporation, Citigroup is subject to U.S. taxation currently on all foreign pretax earnings earned by a foreign branch. Pretax earnings of a foreign subsidiary or affiliate are subject to U.S. taxation when effectively repatriated. In addition, certain of Citigroup's U.S. income is subject to foreign income tax where the payor of such income is domiciled outside the United States. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 2001, $2.0 billion of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. Federal income tax rate, additional taxes of $565 million would have to be provided if such earnings were remitted.

     Income taxes are not provided for on the Company's life insurance subsidiaries' "policyholders' surplus account" because under current U.S. tax rules such taxes will become payable only to the extent such amounts are distributed as a dividend or exceed limits prescribed by Federal law. Distributions are not contemplated from this account, which aggregated $982 million (subject to a tax of $344 million) at December 31, 2001.

     The 2001 net change in the valuation allowance related to deferred tax assets was a decrease of $20 million primarily relating to state net operating losses. The valuation allowance of $200 million at December 31, 2001 is primarily related to specific state and local, and foreign tax carryforwards, or tax law restrictions on benefit recognition in the U.S. Federal tax return and in the above jurisdictions.

     Management believes that the realization of the recognized net deferred tax asset of $3.880 billion is more likely than not based on existing carryback ability and expectations as to future taxable income. The Company has reported pretax financial statement income of approximately $20 billion, on average, over the last three years and has generated Federal taxable income exceeding $13 billion, on average, each year during this same period.

18.  MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUSTS
The Company formed statutory business trusts under the laws of the state of Delaware, which exist for the exclusive purposes of (i) issuing Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust securities in junior subordinated deferrable interest debentures (subordinated debentures) of its parent; and
(iii) engaging in only those activities necessary or incidental thereto. Upon approval from the Federal Reserve, Citigroup has the right to redeem these securities. These subordinated debentures and the related income effects are eliminated in the consolidated financial statements. Distributions on the mandatorily redeemable securities of subsidiary trusts below have been classified as interest expense in the Consolidated Statement of Income.

The following tables summarize the financial structure of each of the Company's subsidiary trusts at December 31, 2001:

                                                                                  Junior Subordinated Debentures Owned by Trust
                                                                           Common  --------------------------------------------
TRUST SECURITIES                                                           Shares                                   Redeemable
WITH DISTRIBUTIONS        Issuance    Securities  Liquidation    Coupon    Issued                                    by Issuer
GUARANTEED BY               Date        Issued       Value        Rate    to Parent   Amount       Maturity          Beginning
----------------------------------------------------------------------------------------------------------------------------------
IN MILLIONS OF DOLLARS
Citigroup:
Citigroup Capital I       Oct. 1996  16,000,000   $     400       8.000%    494,880   $   412   Sept. 30, 2036        Oct. 7, 2001
Citigroup Capital II      Dec. 1996     400,000         400       7.750%     12,372       412     Dec. 1, 2036        Dec. 1, 2006
Citigroup Capital III     Dec. 1996     200,000         200       7.625%      6,186       206     Dec. 1, 2036      Not redeemable
Citigroup Capital IV      Jan. 1998   8,000,000         200       6.850%    247,440       206    Jan. 22, 2038       Jan. 22, 2003
Citigroup Capital V       Nov. 1998  20,000,000         500       7.000%    618,557       515    Nov. 15, 2028       Nov. 15, 2003
Citigroup Capital VI      Mar. 1999  24,000,000         600       6.875%    742,269       619    Mar. 15, 2029       Mar. 15, 2004
Citigroup Capital VII     July 2001  46,000,000       1,150       7.125%  1,422,681     1,186    July 31, 2031       July 31, 2006
Citigroup Capital VIII   Sept. 2001  56,000,000       1,400       6.950%  1,731,959     1,443   Sept. 15, 2031      Sept. 17, 2006
----------------------------------------------------------------------------------------------------------------------------------
Total Parent Obligated                            $   4,850
==================================================================================================================================
Subsidiaries:
Travelers P&C Capital I  April 1996  32,000,000   $     800       8.080%    989,720   $   825   April 30, 2036      April 30, 2001
Travelers P&C Capital II   May 1996   4,000,000         100       8.000%    123,720       103     May 15, 2036        May 15, 2001
Salomon Smith Barney
    Holdings Inc.
Capital I                 Jan. 1998  16,000,000         400       7.200%    494,880       412     Jan 28, 2038       Jan. 28, 2003
Citicorp Capital I        Dec. 1996     300,000         300       7.933%      9,000       309    Feb. 15, 2027       Feb. 15, 2007
Citicorp Capital II       Jan. 1997     450,000         450       8.015%     13,500       464    Feb. 15, 2027       Feb. 15, 2007
Citicorp Capital III      June 1998   9,000,000         225       7.100%    270,000       232    Aug. 15, 2028       Aug. 15, 2003
----------------------------------------------------------------------------------------------------------------------------------
Total Subsidiary
Obligated                                         $   2,275
==================================================================================================================================

     In each case, the coupon rate on the debentures is the same as that on the trust securities. Distributions on the trust securities and interest on the debentures are payable quarterly, except for Citigroup Capital II and III and Citicorp Capital I and II, on which distributions are payable semiannually.

     On January 7, 2002, Citigroup redeemed, for cash, all of the Trust Preferred Securities of Citigroup Capital I at the redemption price of $25 per Preferred Security plus any accrued and unpaid distributions thereon.

19.  PREFERRED STOCK AND STOCKHOLDERS' EQUITY

PERPETUAL PREFERRED STOCK

The following table sets forth the Company's perpetual preferred stock outstanding at December 31:

                                      REDEEMABLE, IN                                           CARRYING VALUE (IN MILLIONS OF
                                          WHOLE                                                              DOLLARS)
                                    OR IN PART ON OR   REDEMPTION PRICE                        ------------------------------
                       RATE             AFTER(1)         PER SHARE(2)     NUMBER OF SHARES          2001               2000
-----------------------------------------------------------------------------------------------------------------------------
 Series F (6)         6.365%          June 16, 2007         $   250          1,600,000             $   400            $   397
 Series G (6)         6.213%          July 11, 2007         $   250            800,000                 200                181
 Series H (3)         6.231%        September 8, 2007       $   250            800,000                 200                200
 Series K (4)         8.400%          March 31, 2001        $   500            500,000                   -                250
 Series M (3)         5.864%         October 8, 2007        $   250            800,000                 200                195
 Series Q (6)       Adjustable         May 31, 1999         $   250            700,000                 175                172
 Series R (5)       Adjustable       August 31, 1999        $   250            400,000                 100                100
 Series U (5)         7.750%           May 15, 2000         $   250            500,000                 125                125
 Series V (5)    Fixed/Adjustable   February 15, 2006       $   500            250,000                 125                125
                                                                                                   --------------------------
                                                                                                   $ 1,525            $ 1,745
=============================================================================================================================

(1) Under various circumstances, the Company may redeem certain series of preferred stock at times other than described above.
(2)  Liquidation preference per share equals redemption price per share.
(3) Issued as depositary shares, each representing a one-fifth interest in a share of the corresponding series of preferred stock.
(4) Issued as depositary shares, each representing a one-twentieth interest in a share of the corresponding series of preferred stock.
(5) Issued as depositary shares, each representing a one-tenth interest in a share of the corresponding series of preferred stock.
(6) Shares previously held by affiliates in 2001 have been subsequently traded on the open market to third parties during the third quarter of 2001.

     All dividends on the Company's perpetual preferred stock are payable quarterly and are cumulative. Citigroup redeemed Series K Preferred Stock in October 2001. In January 2002, Citigroup redeemed Series U Preferred Stock.

     Dividends on Series Q and R Preferred Stock are payable at rates determined quarterly by formulas based on interest rates of certain U.S. Treasury obligations, subject to certain minimum and maximum rates as specified in the certificates of designation. The weighted-average dividend rate on the Series Q and R Preferred Stock was 4.83% for 2001.

     Dividends on the Series V Preferred Stock are payable at 5.86% through February 15, 2006, and thereafter at rates determined quarterly by a formula based on certain interest rate indices, subject to a minimum rate of 6% and a maximum rate of 12%. The rate of dividends on the Series V Preferred Stock is subject to adjustment based upon the applicable percentage of the dividends received deduction.

REGULATORY CAPITAL
     Citigroup and Citicorp are subject to risk-based capital and leverage guidelines issued by the Board of Governors of the Federal Reserve System (FRB), and their U.S. insured depository institution subsidiaries, including Citibank, N.A., are subject to similar guidelines issued by their respective primary regulators. These guidelines are used to evaluate capital adequacy and include the required minimums shown in the following table.

     To be "well capitalized" under Federal bank regulatory agency definitions, a depository institution must have a Tier 1 ratio of at least 6%, a combined Tier 1 and Tier 2 ratio of at least 10%, and a leverage ratio of at least 5%, and not be subject to a directive, order, or written agreement to meet and maintain specific capital levels. The regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards. As of December 31, 2001 and 2000, all of Citigroup's U.S. insured subsidiary depository institutions were "well capitalized." At December 31, 2001, regulatory capital as set forth in guidelines issued by the U.S. Federal bank regulators is as follows:

IN MILLIONS OF             MINIMUM
DOLLARS                  REQUIREMENT  CITIGROUP  CITICORP    CITIBANK, N.A.
---------------------------------------------------------------------------
 Tier 1 capital                       $  58,448  $ 42,188    $       31,763
 Total capital(1)                        75,797    62,871            46,778
 Tier 1 capital ratio          4.00%       8.42%     8.33%             9.23%
 Total capital ratio(1)        8.00%      10.92%    12.41%            13.60%
 Leverage ratio(2)             3.00%       5.64%     6.85%             7.16%
===========================================================================

(1)  Total capital includes Tier 1 and Tier 2.
(2)  Tier 1 capital divided by adjusted average assets.

     There are various legal limitations on the extent to which Citigroup's banking subsidiaries may pay dividends to their parents. Citigroup's national and state-chartered bank subsidiaries can declare dividends to their respective parent companies in 2002, without regulatory approval, of approximately $9.1 billion adjusted by the effect of their net income (loss) for 2002 up to the date of any such dividend declaration. In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the Federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings. Consistent with these considerations, Citigroup estimates that its bank subsidiaries can distribute dividends to Citigroup of approximately $8.9 billion of the available $9.1 billion, adjusted by the effect of their net income (loss) up to the date of any such dividend declaration.

     The property-casualty insurance subsidiaries' statutory capital and surplus at December 31, 2001 and 2000 was $7.687 billion and $7.634 billion, respectively. The life insurance subsidiaries' statutory capital and surplus at December 31, 2001 and 2000 was $6.188 billion and $6.079 billion, respectively. Statutory capital and surplus are subject to certain restrictions imposed by state insurance departments as to the transfer of funds and payment of dividends. The property-casualty insurance subsidiaries' statutory net income for the years ended December 31, 2001, 2000 and 1999 was $1.091 billion, $1.445 billion and $1.500 billion, respectively. The life insurance subsidiaries' statutory net income for the years ended December 31, 2001, 2000 and 1999 was $471 million, $1.090 billion and $988 million, respectively. Statutory capital and surplus and statutory net income are determined in accordance with statutory accounting practices.

     TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $586 million of statutory surplus is available by the end of the year 2002 for such dividends without the prior approval of the Connecticut Insurance Department.

     TPC's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. A maximum of $1.0 billion is available by the end of 2002 for such dividends without prior approval of the Connecticut Insurance Department. However, the payment of a significant portion of this amount is likely to be subject to such approval depending upon the amount and timing of the payments.

     Certain of the Company's U.S. and non-U.S. broker-dealer subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The principal regulated subsidiaries, their net capital requirement or equivalent and excess over the minimum requirement as of December 31, 2001 are as follows:

                                                                                                                       EXCESS OVER
                                                                                                         NET CAPITAL     MINIMUM
SUBSIDIARY                           JURISDICTION                                                      OR EQUIVALENT   REQUIREMENT
----------------------------------------------------------------------------------------------------------------------------------
 IN MILLIONS OF DOLLARS
 Salomon Smith Barney Inc.            U.S. Securities and Exchange Commission Uniform Net Capital Rule
                                       (Rule 15c3-1)                                                     $     3,474    $    3,014
 Salomon Brothers International
   Limited                            United Kingdom's Securities and Futures Authority                        2,757           768
==================================================================================================================================

20.  CHANGES IN EQUITY FROM NONOWNER SOURCES

Changes in each component of "Accumulated Other Changes in Equity from Nonowner Sources" for the three-year period ended December 31, 2001 are as follows:

                                                                NET UNREALIZED       FOREIGN                           ACCUMULATED
                                                                   GAINS ON          CURRENCY                        OTHER CHANGES
                                                                  INVESTMENT       TRANSLATION                       IN EQUITY FROM
IN MILLIONS OF DOLLARS                                            SECURITIES        ADJUSTMENT    CASH FLOW HEDGES  NONOWNER SOURCES
------------------------------------------------------------------------------------------------------------------------------------
 BALANCE, JANUARY 1, 1999                                       $       1,433      $      (449)   $              -  $           984
 Unrealized gains on investment securities, after-tax of $161             566                -                   -              566
 Less: Reclassification adjustment for gains included in
   net income, after-tax of ($189)                                       (352)               -                   -             (352)
 Foreign currency translation adjustment, after-tax of ($25)                -              (43)                  -              (43)
-----------------------------------------------------------------------------------------------------------------------------------
 CURRENT PERIOD CHANGE                                                    214              (43)                  -              171
-----------------------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1999                                             1,647             (492)                  -            1,155
 Unrealized gains on investment securities, after-tax of $23             (150)               -                   -             (150)
 Less: Reclassification adjustment for gains
   included in net income, after-tax of ($282)                           (524)               -                   -             (524)
 Foreign currency translation adjustment, after-tax of ($108)               -             (358)                  -             (358)
-----------------------------------------------------------------------------------------------------------------------------------
 CURRENT PERIOD CHANGE                                                   (674)            (358)                  -           (1,032)
-----------------------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 2000                                               973             (850)                  -              123
 Cumulative effect of accounting changes, after-tax of $70(1)             101               20                  (3)             118
 Unrealized gains on investment securities, after-tax of $71              154                -                   -              154
 Less: Reclassification adjustment for gains
   included in net income, after-tax of ($202)                           (376)               -                   -             (376)
 Foreign currency translation adjustment, after-tax of ($263)               -           (1,034)                  -           (1,034)
 Cash flow hedges, after-tax of $106                                        -                -                 171              171
-----------------------------------------------------------------------------------------------------------------------------------
 CURRENT PERIOD CHANGE                                                   (121)          (1,014)                168             (967)
-----------------------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 2001                                     $         852      $    (1,864)   $            168  $          (844)
===================================================================================================================================

(1) Refers to the 2001 first quarter adoption of SFAS 133 and the 2001 second quarter adoption of EITF 99-20.

21.  EARNINGS PER SHARE

     The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31:

IN MILLIONS OF DOLLARS, EXCEPT PER
SHARE AMOUNTS                               2001          2000          1999
-------------------------------------------------------------------------------
 INCOME FROM CONTINUING OPERATIONS
   BEFORE CUMULATIVE EFFECT
   OF ACCOUNTING CHANGES                 $   13,229    $   12,231    $   10,193
 Discontinued operations                      1,055         1,288         1,177
 Cumulative effect of accounting
   changes                                     (158)            -          (127)
 Preferred dividends                           (110)         (116)         (149)
                                         --------------------------------------
 INCOME AVAILABLE TO COMMON
   STOCKHOLDERS FOR BASIC EPS                14,016        13,403        11,094
 Effect of dilutive securities                    -             -            10
                                         --------------------------------------
 INCOME AVAILABLE TO COMMON
   STOCKHOLDERS FOR DILUTED EPS          $   14,016    $   13,403    $   11,104
===============================================================================
 WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING APPLICABLE TO BASIC
   EPS                                      5,031.7       4,977.0       4,979.2
                                         --------------------------------------
Effect of dilutive securities:
Options                                        81.6         110.9         103.3
Restricted stock                               32.6          33.2          34.8
Convertible securities                          1.1           1.1          10.5
                                         --------------------------------------
 ADJUSTED WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING APPLICABLE TO
   DILUTED EPS                              5,147.0       5,122.2       5,127.8
===============================================================================
 BASIC EARNINGS PER SHARE
 Income from continuing operations
   before cumulative effect
   of accounting changes                 $     2.61    $     2.43    $     2.02
 Discontinued operations                       0.21          0.26          0.24
 Cumulative effect of accounting changes      (0.03)            -         (0.03)
                                         --------------------------------------
 NET INCOME                              $     2.79    $     2.69    $     2.23
===============================================================================
 DILUTED EARNINGS PER SHARE
 Income from continuing operations
   before cumulative effect
   of accounting changes                 $     2.55    $     2.37 $        1.96
 Discontinued operations                       0.20          0.25          0.23
 Cumulative effect of accounting
   changes                                    (0.03)            -         (0.02)
                                         --------------------------------------
 NET INCOME                              $     2.72    $     2.62    $     2.17
===============================================================================

     During 2001, 2000 and 1999, weighted average options of 100.1 million shares, 28.1 million shares and 42.7 million shares with weighted average exercise prices of $52.76 per share, $58.32 per share, and $40.81 per share, respectively, were excluded from the computation of diluted EPS because the options' exercise price was greater than the average market price of the Company's common stock.

22.  INCENTIVE PLANS

     The Company has adopted a number of equity compensation plans under which it administers stock options, restricted/deferred stock and stock purchase programs to attract, retain and motivate officers and employees, to compensate them for their contributions to the growth and profits of the Company, and to encourage employee stock ownership. At December 31, 2001, approximately 450 million shares were authorized for grant under Citigroup's stock incentive plans.

STOCK OPTION PROGRAMS
     The Company has a number of stock option programs that provide for the granting of stock options to officers and employees. Options are granted at the fair market value of Citigroup common stock at the time of grant for a period of ten years. Generally, Citigroup options vest over a five-year period, including options granted under Travelers predecessor plans and options granted since the date of the merger. Generally, 50% of the options granted under Citicorp predecessor plans prior to the merger are exercisable beginning on the third anniversary and 50% beginning on the fourth anniversary of the date of grant. Generally, options granted under Associates predecessor plans vest over a three-year period. Certain options permit an employee exercising an option under certain conditions to be granted new options (reload options) in an amount equal to the number of common shares used to satisfy the exercise price and the withholding taxes due upon exercise. The reload options are granted for the remaining term of the related original option and vest after six months.

     To further encourage employee stock ownership, the Company's eligible employees participate in WealthBuilder, Citibuilder, or the new Citigroup Ownership stock option programs. Commencing in 2001, new grants are made under the Citigroup Ownership Program. Options granted under the WealthBuilder and the Citigroup Ownership programs vest over a five-year period, whereas options granted under the Citibuilder program vest after five years. These options do not have a reload feature.

     During 1998, a group of key Citicorp employees were granted 12,680,000 performance-based stock options at an equivalent Citigroup strike price of $24.13. These performance-based options vested in 1999 when Citigroup's stock price reached $40.00 per share. The cost of performance-based options was measured as the difference between the exercise price and the market price required for vesting. After-tax expense recognized on these performance-based options was $68 million in 1999. All of the expense related to these grants has been recognized.

Information with respect to stock option activity under Citigroup stock option plans for the years ended December 31, 2001, 2000 and 1999 is as follows:

                                                     2001                            2000                             1999
----------------------------------------------------------------------------------------------------------------------------
                                                   WEIGHTED                        Weighted                         Weighted
                                                   AVERAGE                         Average                           Average
                                                   EXERCISE                        Exercise                         Exercise
                                    OPTIONS         PRICE           Options         Price             Options         Price
----------------------------------------------------------------------------------------------------------------------------
OUTSTANDING, BEGINNING OF YEAR    372,547,412      $  30.55       377,082,042     $   23.69         419,060,809     $  20.37
Granted-original                   57,366,507         52.77        86,287,613         43.57          29,869,276        34.46
Granted-reload                     13,655,748         49.99        57,637,033         49.50          39,352,789        37.61
Forfeited                         (21,544,911)        34.55       (20,672,028)        27.11         (18,106,937)       20.43
Exercised                         (57,602,949)        23.12      (127,787,248)        26.14         (93,093,895)       18.70
----------------------------------------------------------------------------------------------------------------------------
OUTSTANDING, END OF YEAR          364,421,807      $  36.18       372,547,412     $   30.55         377,082,042     $  23.69
============================================================================================================================
EXERCISABLE AT YEAR-END           164,268,613                     118,330,975                       113,813,418
============================================================================================================================

The following table summarizes the information about stock options outstanding under Citigroup stock option plans at December 31, 2001:

                                                  OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                                      -----------------------------------------         --------------------------
                                                       WEIGHTED
                                                       AVERAGE         WEIGHTED                          WEIGHTED
                                                     CONTRACTUAL       AVERAGE                            AVERAGE
                                        NUMBER           LIFE          EXERCISE            NUMBER        EXERCISE
  RANGE OF EXERCISE PRICES            OUTSTANDING     REMAINING         PRICE           EXERCISABLE        PRICE
-----------------------------------------------------------------------------------------------------------------
  $0.03  - $ 9.99                        16,025,359    2.3 years      $   6.83            15,012,126     $   6.72
  $10.00 - $19.99                        13,439,499    4.3 years         14.26            11,977,180        14.26
  $20.00 - $29.99                       123,660,877    6.0 years         23.60            65,974,043        23.42
  $30.00 - $39.99                        30,524,889    7.1 years         33.77            10,956,980        33.52
  $40.00 - $49.99                        91,055,480    7.7 years         45.49            27,506,605        46.58
  $50.00 - $59.99                        89,612,050    7.1 years         53.41            32,772,216        54.09
  $60.00 - $60.93                           103,653    7.3 years         60.93                69,463        60.93
-----------------------------------------------------------------------------------------------------------------
                                        364,421,807    6.6 years      $  36.18           164,268,613     $  31.91
=================================================================================================================

THE RESTRICTED STOCK PROGRAM
     The Company, primarily through its Capital Accumulation Program (CAP), issues shares of Citigroup common stock in the form of restricted stock to participating officers and employees. The restricted stock generally vests after a two- or three-year restricted period during which time the stock cannot be sold or transferred by the participant and is subject to total or partial forfeiture if the participant's employment is terminated. Certain CAP participants may elect to receive part of their awards in restricted stock and part in stock options. The figures in the two previous tables include options granted under CAP. Unearned compensation expense associated with the restricted stock grants represents the market value of Citigroup common stock at the date of grant and is recognized as a charge to income ratably over the vesting period. Information with respect to restricted stock awards is as follows:

                                2001        2000         1999
-----------------------------------------------------------------
 Shares awarded               26,018,414   27,989,280  14,577,765
 Weighted average fair
   market value per share    $     43.80  $     40.66 $     28.52
 After-tax compensation
   cost charged to earnings
   (IN MILLIONS OF DOLLARS)  $       397  $       417 $       269
=================================================================

CITIGROUP 401(k)
     Under the Citigroup 401(k) plan, eligible employees receive awards up to 3% of their total compensation deferred into the Citigroup common stock fund. The after-tax expense associated with this plan amounted to $32 million in 2001, $29 million in 2000 and $31 million in 1999.

STOCK PURCHASE PROGRAM
     Stock Purchase Program offerings, which are administered under the Citigroup 2000 Stock Purchase Plan and the Citicorp 1997 Stock Incentive Plan allow eligible employees of Citigroup to enter into fixed subscription agreements to purchase shares in the future at the market value on the date of the agreements. Subject to certain limits, enrolled employees are permitted to make one purchase prior to the expiration date. The purchase price of the shares is paid with accumulated payroll deductions plus interest. Shares of Citigroup's common stock to be delivered under the Stock Purchase Program may be sourced from authorized and unissued or treasury shares. The original offering under the Citigroup Stock Purchase Program was in August 2000. In 2001, three additional offerings were made to new employees in March, July and November 2001.

     A previous offering under the 1997 Stock Purchase Plan allowed eligible employees of Citicorp to enter into fixed subscription agreements to purchase shares at the market value on the date of the agreements. Such shares could be purchased from time to time through the expiration date. Shares of Citigroup's common stock delivered under the Stock Purchase Plan were sourced from treasury shares.

     Following is the share activity under the August 2000 and 1997 fixed-price offerings for the purchase of shares at the equivalent Citigroup price of $52.92 and $22.65 per share, respectively. The fixed-price offerings for the purchase of shares for the offerings made in March, July, and November 2001 were $44.98, $50.21 and $45.52, respectively. The 1997 offering expired on June 30, 1999. All current offerings will expire in September 2002.

                               2001         2000         1999
-----------------------------------------------------------------
OUTSTANDING SUBSCRIBED
  SHARES AT BEGINNING OF
    YEAR                    24,081,663            -    15,090,212
 Subscriptions entered       2,981,557   24,618,050             -
   into Shares purchased        76,361        1,647    13,765,639
 Canceled or terminated      5,725,549      534,740     1,324,573
-----------------------------------------------------------------
OUTSTANDING SUBSCRIBED
  SHARES AT END OF YEAR     21,261,310   24,081,663             -
=================================================================

PRO FORMA IMPACT OF SFAS NO. 123
     The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans under which there is generally no charge to earnings for employee stock option awards (other than performance-based options) and the dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share.

     Alternatively, FASB rules would permit a method under which a compensation cost for all stock awards would be calculated and recognized over the service period (generally equal to the vesting period). This compensation cost would be determined in a manner prescribed by FASB using option pricing models, intended to estimate the fair value of the awards at the grant date. Earnings per share dilution would be recognized as well.

     Under both methods, an offsetting increase to stockholders' equity is recorded equal to the amount of compensation expense charged.

     Had the Company applied SFAS No. 123 in accounting for the Company's stock option plans, net income and net income per share would have been the pro forma amounts indicated below:

 IN MILLIONS OF DOLLARS,
  EXCEPT PER SHARE
  AMOUNTS                               2001     2000     1999
-----------------------------------------------------------------
Compensation expense     As reported $     -   $     -   $    108
  related to stock       Pro forma        862       919       818
  option plans
-----------------------------------------------------------------
Net income               As reported $ 14,126  $ 13,519  $ 11,243
                         Pro forma     13,566    12,931  $ 10,782
-----------------------------------------------------------------
Basic earnings per share As reported $   2.79  $   2.69  $   2.23
                         Pro forma       2.68      2.57      2.11
-----------------------------------------------------------------
Diluted earnings per     As reported $   2.72  $   2.62  $   2.17
  share                  Pro forma       2.61      2.50      2.05
=================================================================

     The pro forma adjustments relate to stock options granted from 1995 through 2001, for which a fair value on the date of grant was determined using a Black-Scholes option pricing model. No effect has been given to options granted prior to 1995. The fair values of stock-based awards are based on assumptions that were determined at the grant date.

     SFAS No. 123 requires that reload options be treated as separate grants from the related original grants. Under the Company's reload program, upon exercise of an option, employees tender previously owned shares to pay the exercise price and surrender shares otherwise to be received for related tax withholding, and receive a reload option covering the same number of shares tendered for such purposes. Reload options vest at the end of a six-month period. Reload options are intended to encourage employees to exercise options at an earlier date and to retain the shares so acquired, in furtherance of the Company's long-standing policy of encouraging increased employee stock ownership. The result of this program is that employees generally will exercise options as soon as they are able and, therefore, these options have shorter expected lives. Shorter option lives result in lower valuations using a Black-Scholes option model. However, such values are expensed more quickly due to the shorter vesting period of reload options. In addition, since reload options are treated as separate grants, the existence of the reload feature results in a greater number of options being valued.

     Shares received through option exercises under the reload program are subject to restrictions on sale. Discounts (as measured by the estimated cost of protection) have been applied to the fair value of options granted to reflect these sale restrictions.

     Additional valuation and related assumption information for Citigroup option plans is presented below:

  FOR OPTIONS GRANTED DURING            2001     2000      1999
-----------------------------------------------------------------
  WEIGHTED AVERAGE FAIR VALUE
     Option                           $ 11.69  $  9.94   $  10.65
  WEIGHTED AVERAGE EXPECTED LIFE
     Original grants                  3 YEARS  3 years    3 years
     Reload grants                     1 YEAR   1 year     1 year
  VALUATION ASSUMPTIONS
     Expected volatility                38.76%   41.35%      46.1%
     Risk-free interest rate             4.63%    6.17%      5.17%
     Expected annual dividends per
     share                            $  0.92  $  0.76   $   0.47
     Expected annual forfeitures            5%       5%         5%
=================================================================

23.  RETIREMENT BENEFITS
     The Company has several non-contributory defined benefit pension plans covering substantially all U.S. employees and has various defined benefit pension termination indemnity plans covering employees outside the United States. The U.S. defined benefit plan provides benefits under a cash balance formula. Employees satisfying certain age and service requirements remain covered by a prior final pay formula. The Company also offers postretirement health care and life insurance benefits to certain eligible U.S. retired employees, as well as to certain eligible employees outside the United States. The following tables summarize the components of net benefit expense recognized in the Consolidated Statement of Income and the funded status and amounts recognized in the Consolidated Balance Sheet for the Company's U.S. plans and significant plans outside the United States.

NET BENEFIT EXPENSE

                                                           PENSION PLANS                         POSTRETIREMENT BENEFIT PLANS (1)
                                       -----------------------------------------------------------------------------------------
                                                U.S. PLANS                PLANS OUTSIDE U.S.                 U.S. PLANS
                                       -----------------------------------------------------------------------------------------
IN MILLIONS OF DOLLARS                  2001      2000      1999      2001      2000      1999         2001      2000      1999
--------------------------------------------------------------------------------------------------------------------------------
Benefits earned during the year        $  232    $  238    $  264    $  116    $   95    $   89       $    6    $   12    $   16
Interest cost on benefit obligation       544       527       494       190       102        98           73        73        68
Expected return on plan assets           (795)     (757)     (688)     (185)     (106)      (90)         (20)      (18)      (16)
Amortization of unrecognized:
Net transition (asset) obligation           -         1       (17)        9         5         4            -         -         -
Prior service cost                        (18)       (9)       (6)        -         -         -           (2)       (5)       (5)
Net actuarial loss (gain)                   3       (29)       14         5        (1)        6           (3)       (9)        2
Curtailment (gain) loss                    (5)        -         -         6         -         -          (39)      (29)      (29)
                                       -----------------------------------------------------------------------------------------
NET (BENEFIT) EXPENSE                  $  (39)   $  (29)   $   61    $  141    $   95    $  107       $   15    $   24    $   36
================================================================================================================================

(1) For plans outside the U.S., net postretirement benefit expense totaled $42 million in 2001, $13 million in 2000, and $13 million in 1999.

PREPAID BENEFIT COST (BENEFIT LIABILITY)

                                                                  PENSION PLANS                     POSTRETIREMENT BENEFIT PLANS(3)
                                          -----------------------------------------------------------------------------------------
                                                  U.S. PLANS(1)           PLANS OUTSIDE U.S.(2)                    U.S. PLANS
                                          -----------------------------------------------------------------------------------------
IN MILLIONS OF DOLLARS AT YEAR-END            2001          2000          2001          2000                   2001          2000
-----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year   $    7,382    $    6,630    $    1,794    $    1,632            $     1,015    $      946
Benefits earned during the year                  232           238           116            95                      6            12
Interest cost on benefit obligation              544           527           188           102                     73            73
Plan amendments                                 (166)            1             -            (5)                     -            (3)
Actuarial (gain) loss                            221           327           104           109                     28            95
Benefits paid                                   (389)         (351)         (128)          (68)                   (82)          (77)
Acquisitions                                      10            24           559            59                      -             -
Expenses                                         (16)          (14)            -             -                      -             -
Curtailment                                        5             -             1            (8)                   (22)          (31)
Settlements                                        -             -             1            (8)                     -             -
Foreign exchange impact                            -             -           (70)         (114)                     -             -
                                          -----------------------------------------------------------------------------------------
BENEFIT OBLIGATION AT END OF YEAR         $    7,823    $    7,382    $    2,565    $    1,794            $     1,018    $    1,015
===================================================================================================================================
CHANGE IN PLAN ASSETS
Plan assets at fair value at
 beginning of year                        $    8,478    $    8,638    $    1,421    $    1,421            $       218    $      217
Actual return on plan assets                    (238)          102           333            17                     (6)            1
Company contributions                            379            71           139           104                     82            77
Employee contributions                             -             -             8             4                      -             -
Acquisitions                                      10            32           388            47                      -             -
Settlements                                        -             -            (5)           (5)                     -             -
Benefits paid                                   (389)         (351)         (128)          (68)                   (82)          (77)
Expenses                                         (16)          (14)            -             -                      -             -
Foreign exchange impact                            -             -           (57)          (99)                     -             -
                                          -----------------------------------------------------------------------------------------
PLAN ASSETS AT FAIR VALUE AT END OF YEAR  $    8,224    $    8,478    $    2,099    $    1,421             $      212    $      218
===================================================================================================================================
RECONCILIATION OF PREPAID (ACCRUED)
  BENEFIT COST AND TOTAL AMOUNT RECOGNIZED
Funded status of the plan
 Unrecognized:                            $      401    $    1,096    $     (466)   $     (373)            $     (806)   $     (797)
Net transition obligation (asset)                  -             -            24            26                      -             -
Prior service cost                              (245)         (114)           10             8                     (8)          (26)
Net actuarial (gain) loss                        655          (589)          289           148                    (30)          (88)
                                          -----------------------------------------------------------------------------------------
 NET AMOUNT RECOGNIZED                    $      811    $      393    $     (143)   $     (191)            $     (844)   $     (911)
===================================================================================================================================
AMOUNTS RECOGNIZED IN THE
  STATEMENT OF FINANCIAL POSITION
  CONSIST OF
Prepaid benefit cost                      $    1,300    $      848    $      174    $      131             $        -    $        -
Accrued benefit liability                       (554)         (513)         (401)         (365)                  (844)         (911)
Intangible asset                                  65            58            84            43                      -             -
                                          -----------------------------------------------------------------------------------------
 NET AMOUNT RECOGNIZED                    $      811    $      393    $     (143)   $     (191)            $     (844)   $     (911)
===================================================================================================================================

(1) For unfunded U.S. plans, the aggregate benefit obligation was $547 million and $537 million, and the aggregate accumulated benefit obligation was $512 million and $475 million at December 31, 2001 and 2000, respectively.
(2) For plans outside the U.S., the aggregate benefit obligation was $2.378 billion and $1.175 billion, and the fair value of plan assets was $1.877 billion and $700 million at December 31, 2001 and 2000, respectively, for plans whose benefit obligation exceeds plan assets. The aggregate accumulated benefit obligation was $670 million and $440 million, and the fair value of plan assets was $324 million and $167 million at December 31, 2001 and 2000, respectively, for plans whose accumulated benefit obligation exceeds plan assets.
(3) For plans outside the U.S., the accumulated postretirement benefit obligation was $524 million and $88 million and the postretirement benefit liability was $519 million and $44 million at December 31, 2001 and 2000, respectively.

The expected long-term rates of return on assets used in determining the Company's pension and postretirement expense are shown below:

                                 2001           2000             1999
---------------------------------------------------------------------
RATE OF RETURN ON ASSETS
U.S. plans                        9.5%   9.0% to 9.5%     9.0% to 9.5%
Plans outside the
  U.S. (1)               3.0% TO 12.0%  2.5% to 12.0%    2.5% to 12.5%
=====================================================================

(1)  Excluding highly inflationary countries.

The principal assumptions used in determining pension and postretirement benefit obligations for the Company's plans are shown in the following table.

 At year- end                             2001             2000
----------------------------------------------------------------
 DISCOUNT RATE
 U.S. plans                               7.25%              7.5%
 Plans outside the U.S.(1)        2.5% TO 12.0%     2.5% to 12.0%
 FUTURE COMPENSATION
   INCREASE RATE
 U.S. plans                        4.0% TO 6.0%      4.0% to 6.5%
 Plans outside the U.S.(1)        2.5% TO 12.0%     2.5% to 12.0%
 HEALTH CARE COST INCREASE
  RATE -- U.S. PLANS
 Following year                    7.0% TO 8.0%      7.0% to 8.5%
 Decreasing to the year 2005       5.0% TO 5.5%              5.0%
================================================================

(1)  Excluding highly inflationary countries.

     As an indicator of sensitivity, increasing the assumed health care cost trend rate by 1% in each year would have increased the accumulated postretirement benefit obligation as of December 31, 2001 by $38 million and the aggregate of the benefits earned and interest components of 2001 net postretirement benefit expense by $5 million. Decreasing the assumed health care cost trend rate by 1% in each year would have decreased the accumulated postretirement benefit obligation as of December 31, 2001 by $35 million and the aggregate of the benefits earned and interest components of 2001 net postretirement benefit expense by $4 million.

24.   DERIVATIVES AND OTHER ACTIVITIES

The following table summarizes certain information related to the Company's hedging activities for the year ended December 31, 2001:

                                                   YEAR ENDED
IN MILLIONS OF DOLLARS                          DECEMBER 31, 2001
-----------------------------------------------------------------
FAIR VALUE HEDGES:
   Hedge ineffectiveness recognized in            $           168
   earnings
   Net gain excluded from assessment of
   effectiveness                                               85
CASH FLOW HEDGES:
   Hedge ineffectiveness recognized in
   earnings                                                    20
   Amount excluded from assessment of
   effectiveness                                                -
NET INVESTMENT HEDGES:
   Net gain included in foreign currency
   translation adjustment within accumulated other
   changes in equity from nonowner sources                    432
=================================================================

     Additionally, $313 million of net gains is expected to be reclassified from accumulated other changes in equity from nonowner sources within twelve months from December 31, 2001.

         The accumulated other changes in equity from nonowner sources from cash flow hedges for 2001 can be summarized as follows (net of taxes):

                                                   YEAR ENDED
IN MILLIONS OF DOLLARS                          DECEMBER 31, 2001
-----------------------------------------------------------------
Beginning balance(1)                            $              (3)
Net gains from cash flow hedges                               315
Net amounts reclassified to earnings                         (144)
                                                -----------------
Ending balance                                  $             168
=================================================================

(1) Results from the cumulative effect of accounting change for cash flow hedges.

     Citigroup enters into derivative and foreign exchange futures, forwards, options and swaps, which enable customers to transfer, modify or reduce their interest rate, foreign exchange and other market risks, and also trades these products for its own account. In addition, Citigroup uses derivatives and other instruments, primarily interest rate products, as an end-user in connection with its risk management activities. Derivatives are used to manage interest rate risk relating to specific groups of on-balance sheet assets and liabilities, including investments, corporate and consumer loans, deposit liabilities, long-term debt and other interest-sensitive assets and liabilities, as well as credit card securitizations, redemptions and sales. In addition, foreign exchange contracts are used to hedge non-U.S. dollar denominated debt, net capital exposures and foreign exchange transactions.

     Futures and forward contracts are commitments to buy or sell at a future date a financial instrument, commodity or currency at a contracted price and may be settled in cash or through delivery. Swap contracts are commitments to settle in cash at a future date or dates which may range from a few days to a number of years, based on differentials between specified financial indices, as applied to a notional principal amount. Option contracts give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time, a financial instrument or currency at a contracted price that may also be settled in cash, based on differentials between specified indices.

     Citigroup also sells various financial instruments that have not been purchased (short sales). In order to sell securities short, the securities are borrowed or received as collateral in conjunction with short-term financing agreements and, at a later date, must be delivered (i.e. replaced) with like or substantially the same financial instruments or commodities to the parties from which they were originally borrowed.

     Derivatives and short sales may expose Citigroup to market risk or credit risk in excess of the amounts recorded on the balance sheet. Market risk on a derivative, short sale or foreign exchange product is the exposure created by potential fluctuations in interest rates, foreign exchange rates and other values, and is a function of the type of product, the volume of transactions, the tenor and terms of the agreement, and the underlying volatility. Credit risk is the exposure to loss in the event of nonperformance by the other party to the transaction and if the value of collateral held, if any, was not adequate to cover such losses. The recognition in earnings of unrealized gains on these transactions is subject to management's assessment as to collectibility. Liquidity risk is the potential exposure that arises when the size of the derivative position may not be able to be rapidly adjusted in times of high volatility and financial stress at a reasonable cost.

25.  CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to Citigroup's total credit exposure. Although Citigroup's portfolio of financial instruments is broadly diversified along industry, product, and geographic lines, material transactions are completed with other financial institutions, particularly in the securities trading, derivative, and foreign exchange businesses.

26.  FAIR VALUE OF FINANCIAL INSTRUMENTS

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The table presents the carrying value and fair value of Citigroup's financial instruments, as defined in accordance with applicable requirements. Accordingly, as required, the disclosures exclude leases, affiliate investments, and pension and benefit obligations. Contractholder funds amounts exclude certain insurance contracts. Also as required, the disclosures exclude the effect of taxes, do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular instrument, the excess fair value associated with deposits with no fixed maturity, as well as other expenses that would be incurred in a market transaction. In addition, the table excludes the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of Citigroup's financial position and the value of its net assets.

     The data represents management's best estimates based on a range of methodologies and assumptions. The carrying value of short-term financial instruments as well as receivables and payables arising in the ordinary course of business, approximates fair value because of the relatively short period of time between their origination and expected realization. Quoted market prices are used for most investments, for loans where available, and for both trading and end-user derivatives, as well as for liabilities, such as long-term debt, with quoted prices. For performing loans where no quoted market prices are available, contractual cash flows are discounted at quoted secondary market rates or estimated market rates if available. Otherwise, sales of comparable loan portfolios or current market origination rates for loans with similar terms and risk characteristics are used. For loans with doubt as to collectibility, expected cash flows are discounted using an appropriate rate considering the time of collection and a premium for the uncertainty of the flows. The value of collateral is also considered. For liabilities such as long-term debt without quoted market prices, market borrowing rates of interest are used to discount contractual cash flows.

      Fair values of credit card securitizations reflect the various components of these transactions but principally arise from fixed rates payable to certificate holders. Under the applicable requirements, the estimated fair value of deposits with no fixed maturity in the following table excludes the premium values available in the market for such deposits, and the estimated value is shown in the table as being equal to the carrying value.

                                 2001                2000
                          ---------------------------------------
                                    ESTIMATED           Estimated
IN BILLIONS OF DOLLARS    CARRYING    FAIR    Carrying    Fair
AT YEAR-END                 VALUE     VALUE     Value     Value
-----------------------------------------------------------------
 ASSETS AND RELATED
   INSTRUMENTS
 Investments              $  160.8  $   160.8  $ 120.1  $   120.1
 Federal funds sold and
   securities borrowed
   or purchased under
   agreements to resell      134.8      134.8    105.9      105.9
 Trading account assets      144.9      144.9    132.5      132.5
 Loans(1)                    359.1      374.6    338.1      351.1
 Other financial assets(2)   156.6      156.3    138.2      138.6
=================================================================
 LIABILITIES AND
   RELATED INSTRUMENTS
 Deposits                    374.5      374.2    300.6      300.7
 Federal funds purchased
   and securities loaned
   or sold under
   agreements to
   repurchase                153.5      153.5    110.6      110.6
 Trading account
   liabilities                80.5       80.5     85.1       85.1
 Contractholder funds
   With defined maturities     9.5       10.0      6.7        6.7
   Without defined            10.6       10.3     10.1        9.9
   maturities
 Long-term debt              121.6      124.3    111.8      112.3
 Other financial
  liabilities(3)             132.5      132.5    148.2      147.8
=================================================================

(1) The carrying value of loans is net of the allowance for credit losses and also excludes $22.7 billion and $20.0 billion of lease finance receivables in 2001 and 2000, respectively.
(2) Includes cash and due from banks, deposits at interest with banks, brokerage receivables, reinsurance recoverables and separate and variable accounts for which the carrying value is a reasonable estimate of fair value, and the carrying value and estimated fair value of financial instruments included in other assets on the Consolidated Statement of Financial Position.
(3) Includes brokerage payables, separate and variable accounts, investment banking and brokerage borrowings, short-term borrowings, for which the carrying value is a reasonable estimate of fair value, and the carrying value and estimated fair value of financial instruments included in other liabilities on the Consolidated Statement of Financial Position.

     Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality, and market perceptions of value, and as existing assets and liabilities run off and new items are entered into.

     The estimated fair values of loans reflect changes in credit status since the loans were made, changes in interest rates in the case of fixed-rate loans, and premium values at origination of certain loans. The estimated fair values of Citigroup's loans, in the aggregate, exceeded carrying values (reduced by the allowance for credit losses) by $15.5 billion at year-end 2001 and $13.0 billion in 2000. Within these totals, estimated fair values exceeded carrying values for consumer loans net of the allowance by $10.9 billion, an increase of $1.5 billion from year-end 2000, and for corporate loans net of the allowance by $4.6 billion, which was an increase of $1.0 billion from year-end 2000. The increase in estimated fair values in excess of carrying values of consumer loans and corporate loans is primarily due to the lower interest rate environment in 2001.

     The estimated fair value of credit card securitizations, which are included with other financial assets in the table above, was $0.3 billion less than their carrying value at December 31, 2001, which is $0.6 billion less than December 31, 2000, when the estimated fair value exceeded the carrying value by $0.3 billion. This decrease is due to the effects of a lower interest rate environment on the fixed-rate investor certificates.

     For 2001, all end-user derivative contracts, which are included in other assets and other liabilities in the previous table, are carried at fair value. At December 31, 2000 the gross difference between the fair value and carrying amount was $0.8 billion for contracts whose fair value exceeds carrying value, and $0.5 billion for contracts whose carrying value exceeds fair value.

27.   PLEDGED ASSETS, COLLATERAL AND COMMITMENTS

PLEDGED ASSETS
At December 31, 2001 and 2000 the approximate market values of securities sold under agreements to repurchase and other assets pledged, excluding the impact of FIN 39 and FIN 41 were as follows:

IN MILLIONS OF DOLLARS                         2001       2000
----------------------------------------------------------------
For securities sold under agreements to
  repurchase                                $ 183,814  $ 161,909
As collateral for securities borrowed
  of approximately equivalent value            44,340     41,149
As collateral on bank loans                       154        225
To clearing organizations or segregated
  under securities laws and regulations        12,834     10,427
For securities loaned                          17,562     21,226
Other                                          43,054     41,520
                                            --------------------
                                            $ 301,758  $ 276,456
================================================================

     In addition, included in cash and due from banks at December 31, 2001 and 2000 is $5.3 billion and $2.7 billion, respectively, of cash segregated under Federal and other brokerage regulations or deposited with clearing organizations.

     At December 31, 2001 the Company had $975 million of outstanding letters of credit from banks to satisfy various collateral and margin requirements.

COLLATERAL At December 31, 2001 and 2000, the approximate market value of collateral received by the Company that may be sold or repledged by the Company, excluding amounts netted in accordance with FIN 39 and FIN 41, was $245.0 billion and $236.6 billion, respectively. This collateral was received in connection with resale agreements, securities borrowings and loans, derivative transactions, and margined broker loans.

     At December 31, 2001 and 2000, a substantial portion of the collateral received by the Company had been sold or repledged in connection with repurchase agreements, securities sold, not yet purchased, securities borrowings and loans, pledges to clearing organizations, segregation requirements under securities laws and regulations, derivative transactions, and bank loans.

     In addition, at December 31, 2001 and 2000, the Company had pledged $47.5 billion and $47.5 billion, respectively, of collateral that may not be sold or repledged by the secured parties.

LEASE COMMITMENTS
Rental expense (principally for offices and computer equipment) was $1.7 billion, $1.5 billion and $1.4 billion for the years ended December 31, 2001, 2000 and 1999, respectively.

     Future minimum annual rentals under noncancelable leases, net of sublease income, are as follows:

IN MILLIONS OF DOLLARS AT YEAR- END
--------------------------------------------------------------
 2002                                                 $  1,079
 2003                                                      927
 2004                                                      761
 2005                                                      759
 2006                                                      488
 Thereafter                                              2,654
                                                      --------
                                                      $  6,668
==============================================================

     The Company and certain of Salomon Smith Barney's subsidiaries together have an option to purchase the buildings presently leased for Salomon Smith Barney's executive offices and New York City operations at the expiration of the lease term.

LOAN COMMITMENTS

IN MILLIONS OF DOLLARS AT YEAR-END              2001      2000
----------------------------------------------------------------
One-to-four family residential mortgages     $   5,470  $  2,456
Revolving open-end loans secured by 1-4
  family residential properties                  7,107     6,164
Commercial real estate, construction
  and land development                           1,882     1,310
Credit card lines                              387,396   347,383
Corporate and other consumer loan
  commitments(1)                               210,909   197,415
                                             -------------------
 TOTAL                                       $ 612,764 $ 554,728
================================================================

(1) Includes commercial commitments to make or purchase loans, to purchase third-party receivables, and to provide note issuance or revolving underwriting facilities.

     The majority of unused commitments are contingent upon customers maintaining specific credit standards. Corporate commitments generally have floating interest rates and fixed expiration dates and may require payment of fees. Such fees (net of certain direct costs) are deferred and, upon exercise of the commitment, amortized over the life of the loan or, if exercise is deemed remote, amortized over the commitment period. The table does not include commercial letters of credit issued on behalf of customers and collateralized by the underlying shipment of goods which totaled $5.7 billion and $6.8 billion at December 31, 2001 and 2000.

LOANS SOLD WITH CREDIT ENHANCEMENTS

                                AMOUNTS
IN BILLIONS OF DOLLARS     ----------------
  AT YEAR-END               2001      2000         FORM OF CREDIT ENHANCEMENT
------------------------------------------------------------------------------------
                                                 2001: Recourse obligation of $3.5,
Residential mortgages                            and put option as described below.
 and other loans sold                            2000: Recourse obligation of $5.1,
 with recourse(1)          $  7.7  $  10.4       and put options as described below.

GNMA sales/servicing
 agreements(2)               13.4     16.1       Secondary recourse obligation

                                                 Includes net revenue over
                                                 the life of the transaction.
Securitized credit                               Also includes other recourse
   card receivables                              obligations of $1.0 in
                             66.8     57.0       2001 and 2000.
==============================================================================

(1)  Residential mortgages represent 57% of amounts in 2001 and 71% in 2000.
(2) Government National Mortgage Association sales/servicing agreements covering securitized residential mortgages.

     Citigroup and its subsidiaries are obligated under various credit enhancements related to certain sales of loans or sales of participations in pools of loans, as summarized above.

     Net revenue on securitized credit card receivables is collected over the life of each sale transaction. The net revenue is based upon the sum of finance charges and fees received from cardholders and interchange revenue earned on cardholder transactions, less the sum of the yield paid to investors, credit losses, transaction costs, and a contractual servicing fee, which is also retained by certain Citigroup subsidiaries as servicers. As specified in certain of the sale agreements, the net revenue collected each month is accumulated up to a predetermined maximum amount, and is available over the remaining term of that transaction to make payments of yield, fees, and transaction costs in the event that net cash flows from the receivables are not sufficient. When the predetermined amount is reached, net revenue is passed directly to the Citigroup subsidiary that sold the receivables. The amount contained in these accounts is included in other assets and was $139 million at December 31, 2001 and $66 million at December 31, 2000. Net revenue from securitized credit card receivables included in other revenue was $2.1 billion, $2.4 billion, and $2.1 billion for the years ended December 31, 2001, 2000, and 1999, respectively.

     Various put options were written during 2000 and 1999 which require Citigroup to purchase, upon request of the holders, securities issued in certain securitization transactions in order to broaden the investor base and improve execution in connection with the securitizations. The put option at year-end 2001 is exercisable in October of each year beginning in October 2000, with respect to an aggregate of up to approximately $2 billion principal amount of certificates backed by manufactured housing contract receivables, of which approximately $133 million was exercised in 2000. If exercised, the Company will be obligated to purchase the certificates or notes at par plus accrued interest. Two option contracts from 2000 that were exercised in 2001 were the following: a put option, exercisable at any time after June 15, 2000, with respect to an aggregate of up to approximately $1 billion principal amount of notes secured by home equity loan receivables only to the extent the securitization trust cannot meet its obligation under a separate put option by the trust which is exercisable at any time after March 15, 2000; and a put option, originally exercisable at any time after September 15, 2000, the exercise of which had been extended to April 12, 2001, with respect to an aggregate of up to approximately $1.25 billion of notes secured by home equity loan receivables only to the extent the notes are not purchased by the securitization trust pursuant to a separate put option issued by the trust and exercisable at any time after June 15, 2000. The aggregate amortized amount of these options was approximately $1.4 billion at December 31, 2001 and $3.4 billion at December 31, 2000. The Company has recorded liabilities totaling approximately $6 million at December 31, 2001 and $17 million at December 31, 2000 in connection with these options. Subsequent to their initial issuance, such options are marked to market with the fluctuation being reflected in the Consolidated Statement of Income.

FINANCIAL GUARANTEES
     Financial guarantees are used in various transactions to enhance the credit standing of Citigroup customers. They represent irrevocable assurances, subject to the satisfaction of certain conditions, that Citigroup will make payment in the event that the customer fails to fulfill its obligations to third parties.

     Citicorp issues financial standby letters of credit which are obligations to pay a third-party beneficiary when a customer fails to repay an outstanding loan or debt instrument, such as assuring payments by a foreign reinsurer to a U.S. insurer, to act as a substitute for an escrow account, to provide a payment mechanism for a customer's third-party obligations, and to assure payment of specified financial obligations of a customer. Fees are recognized ratably over the term of the standby letter of credit. The following table summarizes financial standby letters of credit issued by Citicorp. The table does not include securities lending indemnifications issued to customers, which are fully collateralized and totaled $19.9 billion at December 31, 2001 and $15.5 billion at December 31, 2000, and performance standby letters of credit.

                                                             2001      2000
                                       ---------------------------------------
                                                            TOTAL     TOTAL
                                        EXPIRE    EXPIRE    AMOUNT    AMOUNT
                                       WITHIN 1   AFTER 1    OUT-       OUT-
IN BILLIONS OF DOLLARS AT YEAR-END       YEAR      YEAR     STANDING  STANDING
------------------------------------------------------------------------------
 Insurance, surety                      $  2.8    $  6.7   $  9.5    $  8.0
 Options, purchased
   securities, and escrow                  0.3       0.1      0.4       0.3
 Clean letters of credit                   3.3       1.0      4.3       4.5
 Backstop state, county,
   and municipal
   securities                                -         -        -       0.1

 Other debt related                        7.4       2.7     10.1      10.2
                                       --------------------------------------
 TOTAL (1)                              $ 13.8    $ 10.5   $ 24.3    $ 23.1
=============================================================================

(1) Total is net of cash collateral of $2.2 billion in 2001 and $2.0 billion in 2000. Collateral other than cash covered 30% of the total in 2001 and 24% in 2000.

OTHER COMMITMENTS
     Salomon Smith Barney and a principal broker-dealer subsidiary have each provided a portion of a residual value guarantee in the amount of $77 million in connection with the lease of the buildings occupied by Salomon Smith Barney's executive offices and New York operations.

28.  CONTINGENCIES
     In the ordinary course of business, Citigroup and/or its subsidiaries are defendants or co-defendants in various litigation matters, other than environmental and asbestos property and casualty insurance claims as discussed in Note 14 to the Consolidated Financial Statements. Although there can be no assurances, the Company believes, based on information currently available, that the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on its results of operations, financial condition, or liquidity.

29.  CITIGROUP (PARENT COMPANY ONLY)

CONDENSED STATEMENT OF INCOME

                                        YEAR ENDED DECEMBER 31,
                                     -----------------------------
IN MILLIONS OF DOLLARS                 2001     2000       1999
------------------------------------------------------------------
REVENUES                            $     54  $    133   $      80
                                    ------------------------------
Expenses:
Interest                                 651       346         389
Other                                    267       255         133
                                    ------------------------------
Total                                    918       601         522
                                    ------------------------------
PRE-TAX LOSS                            (864)     (468)       (442)
Income tax benefit                       348       167         156
                                    ------------------------------
LOSS BEFORE EQUITY IN NET INCOME
  OF SUBSIDIARIES                       (516)     (301)       (286)
Equity in net income of
 subsidiaries                         14,642    13,820      11,529
                                    ------------------------------
 INCOME                             $ 14,126  $ 13,519    $ 11,243
==================================================================

CONDENSED STATEMENT OF FINANCIAL POSITION

                                                  DECEMBER 31,
                                             ---------------------
IN MILLIONS OF DOLLARS                          2001      2000
------------------------------------------------------------------
 ASSETS
 Cash                                        $      27   $      85
 Investments                                     1,487           -
 Investments in and advances to:
 Bank and bank holding company subsidiaries     87,562      56,973
 Other subsidiaries                             33,060      30,431
 Cost of acquired businesses in excess of
  net assets                                       368         381
 Other                                             383         508
                                             ---------------------
 TOTAL                                       $ 122,887   $  88,378
==================================================================
 LIABILITIES
 Advances from and payables to subsidiaries  $     748   $     270
 Commercial paper                                  481         496
 Junior subordinated debentures,
   held by subsidiary trusts                     4,850       2,367
 Long-term debt                                 34,794      18,197
 Other liabilities                                 541         616
 Redeemable preferred stock, held by
   subsidiary                                      226         226
 STOCKHOLDERS' EQUITY
 Preferred stock ($1.00 par value; authorized
   shares: 30 million), at aggregate
   liquidation value                             1,525       1,745
 Common stock ($.01 par value; authorized
   shares: 15 billion), Issued shares:
   5,477,416,254 at December 31,
   2001 and 5,351,143,583 at December 31,
   2000.                                            55          54
 Additional paid-in capital                     23,196      16,504
 Retained earnings                              69,803      58,862
 Treasury stock, at cost (2001 - 328,727,790
   SHARES and 2000 - 328,921,189 shares)       (11,099)    (10,213)
 Accumulated other changes in equity
   from nonowner sources                          (844)        123
 Unearned compensation                          (1,389)       (869)
                                             ---------------------
 STOCKHOLDERS' EQUITY                           81,247      66,206
                                             ---------------------
 TOTAL                                       $ 122,887   $  88,378
==================================================================

CONDENSED STATEMENT OF CASH FLOWS

                                                          YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------
IN MILLIONS OF DOLLARS                          2001             2000           1999
-----------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING
ACTIVITIES
Net income                                  $     14,126     $     13,519    $     11,243
Adjustments to reconcile net income
  to cash provided by operating
  activities:
Equity in net income of subsidiaries             (14,642)         (13,820)        (11,529)
Dividends received from:
 Bank and bank holding company
   subsidiaries                                    5,784            1,255           4,791
Other subsidiaries                                 2,325            1,535           2,285
Other, net                                          (109)            (240)          2,046
                                            ---------------------------------------------
NET CASH PROVIDED BY OPERATING
ACTIVITIES                                         7,484            2,249           8,836
                                            =============================================
CASH FLOWS FROM INVESTING
ACTIVITIES
Capital contributions to
   subsidiaries                                   (6,250)          (5,800)           (321)
Change in investments                             (1,487)           1,763            (425)
Advances to subsidiaries, net                    (13,733)          (6,523)         (1,206)
                                            ---------------------------------------------
NET CASH USED IN INVESTING
   ACTIVITIES                                    (21,470)         (10,560)         (1,952)
                                            ---------------------------------------------

CASH FLOWS FROM FINANCING
ACTIVITIES
Proceeds from (repayment of)
  advances from subsidiaries, net                  2,961             (617)         (1,197)
Dividends paid                                    (3,185)          (2,654)         (2,139)
Issuance of common stock                             875              958             758
Redemption of preferred stock                       (250)            (150)           (388)
Stock tendered for payment
  of withholding taxes                              (506)            (593)           (496)
Treasury stock acquired                           (3,045)          (4,066)         (3,954)
Issuance of long-term debt                        17,610           14,817           1,859
Issuance of junior subordinated
 debentures                                        2,483                -             619
Payments and redemptions
  of long-term debt                               (3,000)            (650)           (100)
Change in short-term borrowings                      (15)             496            (991)
                                            ---------------------------------------------
NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES                           13,928            7,541          (6,029)
                                            ---------------------------------------------
Change in cash                                       (58)            (770)            855
Cash at beginning of period                           85              855               -
                                            ---------------------------------------------
Cash at end of period                       $         27     $         85    $        855
=========================================================================================
Supplemental disclosure
  of cash flow information
Cash paid during the period for
  interest                                  $      1,739     $        510    $        400
Cash received during the period
  for taxes                                 $        911            1,066           1,251
=========================================================================================

30.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          2001                                           2000
IN MILLIONS OF DOLLARS, EXCEPT PER     -------------------------------------------    -----------------------------------------
SHARE AMOUNTS                           FOURTH     THIRD       SECOND      FIRST       Fourth     Third      Second      First
----------------------------------------------------------------------------------    -----------------------------------------
REVENUES, NET OF INTEREST EXPENSE      $ 17,867   $ 16,198    $ 16,232    $ 17,070    $ 15,827   $ 15,854   $ 15,416   $ 16,475
 Operating expenses                       9,207      8,766       8,821       9,734       9,468      8,993      8,630      8,718
 Benefits, claims, and credit losses      3,255      2,400       2,248       2,417       2,370      1,929      2,072      2,095
 INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES, MINORITY
  INTEREST, AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES                      5,405      5,032       5,163       4,919       3,989      4,932      4,714      5,662
 Income taxes                             1,797      1,771       1,837       1,798       1,452      1,814      1,698      2,063
 Minority interest, net of income
  taxes                                      37         26          15           9          11         13          9          6
INCOME FROM CONTINUING OPERATIONS         3,571      3,235       3,311       3,112       2,526      3,105      3,007      3,593
INCOME (LOSS) FROM DISCONTINUED
  OPERATIONS                                304        (58)        341         468         314        379        332        263
CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES(1)                                  -          -        (116)        (42)          -          -          -          -
----------------------------------------------------------------------------------    -----------------------------------------
 NET INCOME                            $  3,875   $  3,177    $  3,536    $  3,538    $  2,840   $  3,484   $  3,339   $  3,856
==================================================================================    =========================================
EARNINGS PER SHARE
BASIC EARNINGS PER SHARE:
Income from continuing operations      $   0.69   $   0.63    $   0.66    $   0.62    $   0.50   $   0.62   $   0.60   $   0.72
Net income                             $   0.75   $   0.62    $   0.70    $   0.70    $   0.57   $   0.69   $   0.67   $   0.77
DILUTED EARNINGS PER SHARE:
Income from continuing operations      $   0.68   $   0.62    $   0.64    $   0.60    $   0.49   $   0.61   $   0.58   $   0.70
Net income                             $   0.74   $   0.61    $   0.69    $   0.69    $   0.55   $   0.67   $   0.65   $   0.75
==================================================================================    =========================================
COMMON STOCK PRICE PER SHARE
High                                   $ 51.190   $ 53.480    $ 53.550    $ 56.297    $ 57.125   $ 59.125   $ 50.156   $ 46.781
Low                                      41.750     36.360      42.700      40.600      44.500     45.422     42.000     35.813
Close                                    50.480     40.500      52.840      44.980      51.063     54.063     45.188     44.906
Dividends per share of common stock       0.160      0.160       0.140       0.140       0.140      0.140      0.120      0.120
===============================================================================================================================

(1) Accounting changes include the first quarter 2001 adoption of SFAS 133 and the second quarter 2001 adoption of EITF 99-20.

     Due to averaging of shares, quarterly earnings per share may not add to the totals for the full-year totals. The fourth quarter of 2001 includes charges of $235 million (pretax) related to write-downs of Argentine credit exposures and $235 million (pretax) in losses related to the foreign exchange revaluation of the consumer loan portfolio. The 2001 fourth quarter also includes a $228 million (pretax) write-down of Enron-related credit exposure and trading positions, and the impairment of Enron-related investments.

     The third, second and first quarters of 2001 include $82 million after-tax ($129 million pretax), $129 million after-tax ($209 million pretax) and $66 million after-tax ($110 million pretax), respectively, of restructuring charges. The fourth, third, and second quarters of 2000 include $381 million after-tax ($538 million pretax), $15 million after-tax ($24 million pretax), and $11 million after-tax ($17 million pretax), respectively, of restructuring charges, and in the 2000 fourth and third quarters, include $119 million after-tax ($143 million pretax) and $22 million after-tax ($34 million pretax), respectively, of merger-related costs. The fourth quarter of 2000 includes a $135 million after-tax ($210 million pretax) transportation loss provision related to the truck loan and leasing portfolio. The first quarter of 2000 includes a $71 million after-tax ($112 million pretax) charge related to discontinuation of Associates Housing Finance loan originations. The fourth and second quarters of 2001 include credits for reductions of prior charges of $22 million after-tax ($35 million pretax) and $10 million after-tax ($18 million pretax), respectively. The fourth and second quarters of 2000 include credits for reductions of prior charges of $13 million after-tax ($22 million pretax) and $28 million after-tax ($43 million pretax), respectively. The 2001 fourth, third, second and first quarters also include $9 million after-tax ($14 million pretax), $3 million after-tax ($5 million pretax), $14 million after-tax ($22 million pretax), and $14 million after-tax ($22 million pretax), respectively, of restructuring-related accelerated depreciation. The 2000 fourth, third, second, and first quarters also include $4 million after-tax ($7 million pretax), $8 million after-tax ($12 million pretax), $19 million after-tax ($29 million pretax), and $12 million after-tax ($20 million pretax), respectively, of restructuring-related accelerated depreciation.

36